     As filed with the Securities and Exchange Commission on July 22, 1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                        eGAIN COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                              7372                       77-0466366
   (State or Other Jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
 of Incorporation or Organization)     Classification Code Number)      Identification Number)

                                ---------------
                             624 East Evelyn Avenue
                          Sunnyvale, California 94086
                                 (408) 737-7400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------
                                  Ashutosh Roy
                            Chief Executive Officer
                        eGAIN COMMUNICATIONS CORPORATION
                             624 East Evelyn Avenue
                          Sunnyvale, California 94086
                                 (408) 737-7400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------
                                   COPIES TO:

    Stanley F. Pierson, Esq.               Kenneth L. Guernsey
      Davina K. Kaile, Esq.                   Karyn R. Smith
    Jeffrey S. Harrell, Esq.                Cooley Godward LLP
  Pillsbury Madison & Sutro LLP       One Maritime Plaza, 20th Floor
       2550 Hanover Street               San Francisco, CA 94111
       Palo Alto, CA 94304                    (415) 693-2000

                                ---------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
         Class of Securities             Proposed Maximum Aggregate               Amount of
           to be Registered                   Offering Price(1)               Registration Fee
----------------------------------------------------------------------------------------------
Common Stock, $.001 par value........            $60,000,000                       $16,680
==============================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

                                ---------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JULY 22, 1999
                                     [LOGO]

                        eGAIN COMMUNICATIONS CORPORATION

                                        Shares

                                  Common Stock

  eGain Communications Corporation is offering       shares of its common
stock. This is eGain's initial public offering, and no public market currently exists for its shares. We have applied for approval for quotation on the Nasdaq National Market under the symbol "EGAN" for the shares we are offering. We anticipate that the initial public offering price will be between $
and $           per share.

                                ---------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                ---------------

                                                          Per Share    Total
                                                          ---------    -----
Public Offering Price....................................  $        $
Underwriting Discounts and Commissions...................  $        $
Proceeds to eGain........................................  $        $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  eGain has granted the underwriters a 30-day option to purchase up to an
additional          shares of common stock to cover over-allotments. BancBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on      , 1999.

                                ---------------

BancBoston Robertson Stephens

             Donaldson, Lufkin & Jenrette

                                                    Volpe Brown Whelan & Company

                The date of this prospectus is           , 1999.

                       [INSIDE FRONT COVER OF PROSPECTUS]

  [Phrases appear in descending order with questions regarding online customer communication]

                                   [Gatefold]

         [Graphic depicting the alternative modes of deploying eGain's customer service solutions appears here]

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  33
Management...............................................................  48
Certain Transactions.....................................................  57
Principal Stockholders...................................................  58
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find More Information......................................  68
Index to Financial Statements............................................ F-1

                               ----------------

  Until           , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. In this prospectus, the "Company," "eGain," "eGain Communications," "we," "us," and "our" refer to eGain Communications Corporation, a Delaware corporation.

                              eGain Communications

  We are a leading provider of customer service infrastructure solutions for companies engaged in electronic commerce. Our products and services help businesses provide more effective Internet-based customer service, thereby improving customer satisfaction and converting a higher percentage of Web site visitors to buyers. We offer our solutions both as a Web-based hosted application service through our eGain Hosted Network and as installed software for in-house implementation. Approximately 50% of our current customers access our applications through the eGain Hosted Network. Our customers include both dedicated Internet companies, such as Go2Net, Snap.com and WebTV, and traditional companies engaged in eCommerce, such as Mazda USA and FCC National's Wingspan Bank.

  Businesses use our applications to effectively manage high volumes of customer email as well as live Web-based interaction. Our email management system helps businesses route, track, analyze and respond to customer emails. Our Web collaboration system helps businesses provide live online assistance to visitors on their Web site. Our solutions are built on a scalable, Web-based architecture designed to meet the growth in Internet-based communications. Our products are built on standards-based technologies that are designed to integrate with existing customer databases and applications.

  Superior customer service is critical to businesses competing in the eCommerce marketplace. Today, most online customer communication takes place through email. However, according to a recent Jupiter Communications study of 125 top eCommerce sites, 51% of the sites either refused to accept an email, never responded to an email, or took longer than five days to respond. Companies that fail to address their online customer service needs risk losing customers to eager competitors located a mouse click away. Traditional approaches to online customer service, such as trying to extend front office software packages that were designed for telephone-based interactions or developing homegrown solutions, have proved to be inadequate for many businesses. As a result, businesses are seeking dedicated, scalable applications to help them deliver superior Internet-based customer service. International Data Corporation estimates that worldwide license revenues for eCommerce customer service applications will grow from $42 million in 1998 to $1.6 billion in 2002.

  We provide a flexible and scalable Web-based customer service platform for companies engaged in eCommerce. Our applications for email management and Web collaboration are designed to provide the following strategic and operating benefits:

  . Strengthen customer relationships. Our applications allow companies to strengthen customer relationships by providing rapid, personalized and effective customer service.

  . Convert Web site visitors to buyers. Our Web collaboration product enables live assistance for visitors on a Web site, thereby increasing the likelihood of converting them into customers.

  . Scale to meet growing eCommerce demands. Our architecture allows companies to scale their customer service infrastructure to meet the growing volume and complexity of electronic customer communications.

  . Rapidly deployable solution. Businesses can quickly deploy customer service capabilities as an application service through our eGain Hosted Network. Also, our applications can be rapidly customized through Web-based interfaces.

  . Gain customer insight. Our solution enables companies to capture and analyze customer communications in order to understand the needs and preferences of their customers.

  . Maximize productivity of customer service organizations. Our email management and workflow tools make customer service representatives and managers more efficient.

  . Reduce costs and administrative burden. Customers using the eGain Hosted
    Network recognize cost efficiencies by eliminating the need to manage and administer in-house customer service applications.

  . Integrate applications to provide comprehensive customer information. Our applications integrate with existing eCommerce platforms, call center systems and customer databases, providing customer service representatives with comprehensive customer information.

  Our objective is to be the leading provider of customer service infrastructure solutions for businesses engaged in eCommerce. To achieve this objective, we intend to:

  . Capitalize on our first mover advantage and extend our brand recognition.
    We intend to continue the momentum we have built as the first company to offer a multi-application platform for Web-based customer service in a hosted environment.

  . Expand the eGain Hosted Network. We intend to expand the eGain Hosted
    Network, which we believe offers cost, administrative and performance benefits, by establishing additional hosting centers that leverage our partners' physical hosting infrastructure.

  . Introduce value-added products. We intend to continue to add products that complement and enhance our existing online customer service platform to address the evolving needs of eCommerce businesses.

  . Expand strategic relationships. We intend to enter into strategic relationships that benefit our marketing and distribution efforts to rapidly capture market share.

  . Expand international presence. We intend to continue to expand our presence internationally into additional markets, including Europe and Asia.

                                  The Offering

 Common stock offered by eGain......................          shares
 Common stock to be outstanding after the offering..          shares
                                                     For working capital and other general
 Use of proceeds.................................... corporate purposes
 Proposed Nasdaq National Market symbol............. EGAN

  The number of shares of common stock to be outstanding after this offering excludes 4,397,004 shares that could be issued under our stock plans and 2,658,548 shares that could be issued upon exercise of options and warrants outstanding as of June 30, 1999. The number of shares of common stock to be outstanding after this offering includes 394,139 shares issuable upon exercise of warrants that will expire upon completion of this offering and assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

  Please see Note 1 of the notes to the consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data. The pro forma as adjusted consolidated balance sheet data summarized below reflects the net proceeds from the sale of shares of common
stock offered by eGain at an assumed initial public offering price of $     per
share, after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                                      Period from
                                                   September 10, 1997 Year Ended
                                                      (Inception)      June 30,
                                                    to June 30, 1998     1999
                                                   ------------------ ----------
Consolidated Statement of Operations Data:
Revenue...........................................       $   2         $  1,019
Costs and expenses................................         884           12,319
Loss from operations..............................        (882)         (11,300)
                                                         -----         --------
Net loss..........................................        (938)         (11,305)
                                                         =====         ========
Pro forma net loss per share (unaudited):
  Net loss per share--basic and diluted...........                     $  (0.93)
                                                                       ========
  Weighted average shares--basic and diluted......                       12,153

                                                               June 30, 1999
                                                            --------------------
                                                                      Pro Forma
                                                            Actual   as Adjusted
                                                            -------  -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents ................................. $ 1,265
Working capital (deficit)..................................    (755)
Total assets...............................................  24,461
Notes payable, less current portion........................     221
Stockholders' equity.......................................  20,978

  Our headquarters are located at 624 East Evelyn Avenue, Sunnyvale, California 94086 and our telephone number is (408) 737-7400. Our Web site address is www.egain.com. The information on our Web site is not a part of this prospectus.

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes.

  This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "will" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Company Risks

 Because we have a limited operating history, it is difficult to evaluate our business and our future prospects

  We incorporated in September 1997, commenced operations in January 1998 and shipped our first product in September 1998. Therefore, we have only a limited operating history upon which you can evaluate our business and prospects. You should consider the risks, expenses and difficulties that we may encounter when making your investment decision. These risks include our ability to do the following:

  . compete in the highly competitive eCommerce customer service market;

  . expand our sales, marketing and customer support activities;

  . create and maintain strategic relationships, including relationships with our hosting partners;

  . expand our customer base;

  . introduce new products and services;

  . upgrade our systems and infrastructure; and

  . recruit and retain key personnel.


 We have a history of losses, expect continuing losses and may never achieve profitability

  We incurred net losses of approximately $938,000 for the period from September 10, 1997 (inception) through June 30, 1998 and approximately $11.3 million for the year ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of approximately $12.2 million. We expect to continue to incur net losses for the foreseeable future. If we continue to incur net losses, we may not be able to increase our number of employees or our investment in capital equipment, sales, marketing, customer support and research and development programs in accordance with our present plans. We do not know when or if we will become profitable. If we do not become profitable within the timeframe expected by securities analysts or investors, the market price of our stock will likely decline. If we do achieve profitability, we may not sustain or increase profitability in the future.

 Our operating expenses may increase as we build our business and this increase may harm our operating results and financial condition

  We have spent heavily on technology and infrastructure development. We expect to continue to spend substantial financial and other resources on developing and introducing product and service offerings, and expanding our sales, marketing and customer support organizations and operating infrastructure. We expect that our operating expenses will continue to increase in absolute dollars and may increase as a percentage of revenue. If our revenue does not correspondingly increase, our business and operating results could suffer.

 Due to our limited operating history and the emerging nature of the eCommerce customer service market, our future revenue is unpredictable and our quarterly operating results may fluctuate

  Our quarterly revenue and operating results are difficult to predict because of our limited operating history and may fluctuate from quarter to quarter due to the emerging nature of the eCommerce customer service market.

A number of factors are likely to cause fluctuations in our operating results, including, but not limited to, the following:

  . the growth rate of eCommerce;

  . demand for eCommerce customer service applications;

  . our ability to attract and retain customers and maintain customer satisfaction;

  . our ability to upgrade, develop and maintain our systems and infrastructure;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure;

  . technical difficulties or system outages;

  . our ability to attract and retain qualified personnel with Internet industry expertise, particularly sales and marketing personnel;

  . the announcement or introduction of new or enhanced products and services by our competitors;

  . changes in our pricing policies and those of our competitors;

  . failure to increase our international sales; and

  . governmental regulation surrounding the Internet and eCommerce in particular.


  We base our expense levels in part on our expectations regarding future revenue levels. If our revenue for a particular quarter is lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter. For example, our hosting agreements are typically for a period of one year and automatically renew unless terminated by either party with 60 days' prior notice. In addition, some of our hosting agreements give the customer the right to terminate the contract at any time. Period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below the expectations of securities analysts or investors. In this event, the market price of our common stock is likely to decline.

 Our business is premised on a novel business model that is largely untested

  Customer service historically has been provided primarily in person or over the telephone. Our business model assumes that companies engaged in eCommerce will continue to elect to provide customer service through the Internet rather than by telephone. Our business model also assumes that many companies recognize the benefits of a hosted delivery model and will seek to have their customer service applications hosted by eGain. If any of these assumptions is incorrect, our business will be seriously harmed.

 Our success will depend on sales of the eGain EMS platform

  In fiscal 1999, we derived substantially all of our revenue from sales of the eGain EMS platform and related services. Although we recently added eGain WCS to our product offerings, we expect to continue to derive a majority of our revenue from sales of the eGain EMS platform in the future. Implementation of our strategy depends upon the eGain EMS platform being able to solve the customer service needs of businesses engaging in eCommerce. In fiscal 1999, two of our eGain EMS customers, FCC National and WebTV, accounted for 15.7% and 10.8% of total revenue. If these or other current or future customers are not satisfied with the eGain EMS platform, our business and operating results will be seriously harmed.

 We face a number of risks related to our recent acquisition of Sitebridge and may face similar risks if we acquire other businesses or technologies

  We will face integration risks and record significant goodwill costs as a result of our acquisition of Sitebridge in April 1999. We may be unable to effectively integrate the operations, personnel and systems of Sitebridge with our other operations in a timely fashion, or at all. In addition, we may not achieve value from our acquisition of Sitebridge commensurate with the consideration paid. We have just begun to integrate Sitebridge with our operations and we expect this integration to place a significant burden on our management team. If we are unable to effectively integrate Sitebridge into our operations or to generate sufficient revenue from eGain WCS or our combined operations, our business and operating results are likely to suffer.

  As a result of the Sitebridge acquisition, we have recorded a significant amount of goodwill that will adversely affect our operating results for the foreseeable future. As of June 30, 1999, we had goodwill and other purchased intangible assets of approximately $20.7 million, which we expect to amortize over three years from the date of the acquisition. If the amount of recorded goodwill or other intangible assets is increased or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill, the amount of amortization could be increased or the period of amortization could be shortened. This would increase annual amortization charges or result in the write off of goodwill in a one-time non-cash charge, which could be significant and would likely harm our operating results.

  We may review additional acquisition or investment prospects that would complement our current business or enhance our technological capabilities. Integrating any newly acquired businesses, technologies or products, may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

 We could incur additional non-cash charges associated with stock-based compensation arrangements

  Our operating results may be impacted if we incur significant non-cash charges associated with stock-based compensation arrangements with employees and non-employees. We have issued options to non-employees which are subject to various vesting schedules of up to 48 months. For deferred compensation purposes, these options are required to be remeasured at each vesting date, which may require us to record additional non-cash accounting expenses. These expenses may result in us incurring net losses or increased net losses for a given period and this could seriously harm our operating results and stock price.

  In addition, in connection with our acquisition of Sitebridge Corporation, we may face stock-based compensation charges related to Sitebridge's relationship with Ambrose, an independent professional employer organization, which provides payroll and employee benefits for Sitebridge employees. This arrangement will be terminated July 31, 1999. Based on a recent draft pronouncement by the Financial Accounting Standards Board, we may be required to recognize additional deferred stock-based compensation of approximately $7.0 milion.

 If we fail to expand our sales, marketing and customer support activities, we may be unable to expand our business

  The complexity of our eCommerce customer service platform and related products and services requires us to have highly trained sales, marketing and customer support personnel to educate prospective customers regarding the use and benefits of our services, and provide effective customer support. With our relatively brief operating history and our plans for expansion, we have considerable need to recruit, train, and retain qualified staff. Any delays or difficulties we encounter in these staffing efforts could impair our ability to attract new customers and enhance our relationships with existing customers. This in turn would adversely impact the timing and extent of our revenue. Because the majority of our sales, marketing and customer support personnel have recently joined us and have limited experience working together, our sales, marketing and customer support organizations may not be able to compete successfully against bigger and more experienced organizations of our competitors. If we do not successfully expand our sales, marketing and customer support activities, our business will suffer and our stock price could decline.

 We must recruit and retain our key employees to expand our business

  Our success will depend on the skills, experience and performance of our senior management, engineering, sales, marketing and other key personnel, many of whom have worked together for only a short period of time. The loss of the services of any of our senior management or other key personnel, including our Chief Executive Officer and co-founder, Ashutosh Roy, and our President and co-founder, Gunjan Sinha, could harm our business. We do not have employment agreements with, or life insurance policies on, any of our key employees. These employees may terminate their employment with us at any time. Our success also will depend on our ability to recruit, retain and motivate other highly skilled engineering, sales, marketing and other personnel. Competition for these personnel is intense, especially in the San Francisco Bay Area, and we have had difficulty hiring employees in the timeframe we desire. In particular, we may be unable to hire a sufficient number of qualified software engineers. If we fail to retain and recruit necessary engineering, sales and marketing, customer support or other personnel, our business and our ability to develop new products and services and to provide acceptable levels of customer service could suffer.

  In addition, companies in the software industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices. We could incur substantial costs in defending ourselves against any of these claims, regardless of the merits of such claims.

 Our failure to expand third-party distribution channels would impede our revenue growth

  To increase our revenue, we must increase the number of our marketing and distribution partners, including software and hardware vendors and resellers. Our existing or future marketing and distribution partners may choose to devote greater resources to marketing and supporting the products of competitors, which could also harm us.

 Failure to expand our relationships with systems integrators would impede acceptance of our products and growth of our revenue

  To increase our revenue and implementation capabilities, we must develop and expand relationships with systems integrators. A failure to do so could harm our business and operating results.
We rely on systems integrators to recommend our products to their customers and to install and support our products for their customers. Systems integrators may develop, market or recommend software applications that compete with our products. Moreover, if these firms fail to implement our products successfully for their customers, we may not have the resources to implement our products on the schedule required by our customers.

 Unknown software defects could disrupt our products and services, which could harm our business and reputation

  Our product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur in the software. These defects could result in:

  . damage to our reputation;

  . lost sales;

  . product liability claims;

  . delays in or loss of market acceptance of our products;

  . product returns; and

  . unexpected expenses and diversion of resources to remedy errors.

 We face risks associated with our management of sensitive customer information

  Our applications manage sensitive customer information, and we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results.

 If our system security is breached, our business and reputation could suffer

  A fundamental requirement for online communications and transactions is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in our security and any breach could harm our reputation. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Our failure to prevent security breaches may harm our business and operating results.

 Due to the lengthy sales cycles of some of our products, the timing of our sales are difficult to predict and may cause us to miss our revenue expectations

  Our sales cycle for our eCommerce customer service applications can be as long as three months or more and may vary substantially from customer to customer. While our customers are evaluating our products and before they may place an order with us, we may incur substantial sales and marketing expenses and spend significant management effort. Consequently, if revenue forecasted from a specific customer for a particular quarter are not realized in that quarter, we may incur significant expenses that are not offset by corresponding sales.

 If we do not successfully address the risks inherent in the expansion of our international operations, our business could suffer

  We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. For example, we have established a subsidiary in the United Kingdom. If our revenue from international operations does not exceed the expense associated with establishing and maintaining these operations, our business and operating results will suffer. We have limited experience in international operations and may not be able to compete effectively in international markets. We face various risks inherent in conducting business internationally, such as the following:

  . unexpected changes in regulatory requirements;

  . difficulties and costs of staffing and managing international operations;

  . differing technology standards;

  . difficulties in collecting accounts receivable and longer collection periods;

  . political and economic instability;

  . fluctuations in currency exchange rates;

  . imposition of currency exchange controls;

  . potentially adverse tax consequences; and

  . reduced protection for intellectual property rights in foreign countries.

 Our recent growth has placed a strain on our resources and if we fail to manage our future growth, our business could suffer

  We recently began to expand our operations rapidly and intend to continue this expansion. The number of our full-time employees increased from 20 at June 30, 1998 to 114 at June 30, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage any further growth, we will need to improve or replace our existing operational, customer support and financial systems, procedures and controls. Any failure by us to properly manage these system and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We will also need to continue the expansion of our operations and employee base. Our management may not be able to hire, train, retain, motivate and manage required personnel. In addition, our management may not be able to successfully identify, manage and exploit existing and potential market opportunities.

 We need to upgrade our systems and the eGain Hosted Network to accommodate growth in eCommerce

  We face risks related to ability of the eGain Hosted Network to operate with higher activity levels while maintaining expected performance. As the volume and complexity of eCommerce customer communications increases, we will need to expand our systems and hosted network infrastructure. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of our products and services to date, our ability to connect and manage a substantially larger number of customers is unknown.

  Customer demand for our products and services could be greatly reduced if we fail to maintain high capacity data transmission. In addition, as we upgrade our network infrastructure, we are likely to encounter equipment or software incompatibility. We may not be able to expand or adapt our hosted network infrastructure to meet additional demand or our customers' changing requirements in a timely manner or at all.

 Unplanned system interruptions and capacity constraints could reduce our ability to provide hosting services and could harm our business and our reputation

  Our customers have in the past experienced some interruptions with our hosted network. We believe that these interruptions will continue to occur from time to time. These interruptions could be due to hardware and operating system failures. We expect a substantial portion of our revenue to be derived from customers who use our hosted network. As a result, our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our hosted network or reduce our ability to provide remote management services. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our business and reputation could be seriously harmed.

  Our success largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Substantially all of our computer and communications systems are located in Santa Clara County, California. Our systems and operations are vulnerable to damage or interruption from fire, earthquake, power loss, telecommunications failure and similar events.

  We have entered into service agreements with some of our customers that require minimum performance standards, including standards regarding the availability and response time of our remote management services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may harm our ability to attract and retain customers.

 We rely on relationships with, and the system integrity of, hosting partners for our eGain Hosted Network

  Our hosted network consists of virtual data centers co-located in the physical data centers of our hosting partners. Accordingly, we rely on the speed and reliability of the systems and networks of these hosting partners. If our hosting partners experience system interruptions or delays, or if we do not maintain or develop relationships with hosting partners, our business could suffer.

 Problems arising from use of our products with other vendors' products could disrupt our business and harm our operating results

  Our customers generally use our products together with products from other companies. As a result, when problems occur in the network, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

 We may be unable to protect our intellectual property and proprietary rights

  We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and partners to protect our proprietary rights. eGain is a registered trademark, and eGain Email Management System, eGain EMS, eGain Web Collaboration System, eGain WCS, eGain Hosted Network, eGain eCommerce Bridge, eGain Web Component Architecture and eGain WCS are trademarks, of eGain. Despite our efforts to protect our proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

  In addition, the status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have one patent application pending in the United States, and we may seek additional patents in the future. We do not know if our patent application or any future patent application will result in a patent being issued with the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to ours.

 We may face intellectual property infringement claims that could be costly to defend

  Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, our products may infringe issued patents that may relate to our products. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis would harm our business.

 We may need to license third-party technologies and may be unable to do so

  To the extent we need to license third-party technologies, we may be unable to do so on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our services. Third-party licenses may expose us to increased risks, including risks with the integration of new technology, the diversion of resources from the development of our own proprietary technology, our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs. Our inability to obtain any of these licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. This in turn would harm our business and operating results.

Industry Risks

 We must compete successfully in the eCommerce customer service market

  The eCommerce customer service market is new and intensely competitive. There are no substantial barriers to entry in this market, and established or new entities may enter this market in the near future. We compete with companies that develop and maintain internally developed email management systems. We also compete directly with companies that provide licensed software products for email management such as Brightware, Inc., Kana Communications, Inc., Mustang Software, Inc. and Silknet Software, Inc., as well as Web collaboration application companies such as WebLine Communications Corp. In addition, some of our competitors who currently offer licensed software products are now beginning to offer hosted approaches. We also face competition from larger, front office software companies such as Clarify, Inc., Oracle Corporation, Siebel Systems, Inc. and The Vantive Corporation. Furthermore, established enterprise software companies, including IBM, Hewlett-Packard Company, Microsoft Corporation and similar companies may leverage their existing relationships and capabilities to offer eCommerce customer service applications.

  We believe competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have:

  . longer operating histories;

  . larger customer bases;

  . greater brand recognition;

  . more diversified lines of products and services; and

  . significantly greater financial, marketing and other resources.

  These competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

  . undertake more extensive marketing campaigns;

  . adopt more aggressive pricing policies; and

  . make more attractive offers to businesses to induce them to use their products or services.

  Further, any delays in the general market acceptance of the eCommerce customer service applications and our hosted delivery model would likely harm our competitive position. Any delay would allow our competitors additional time to approve their service or product offerings, and also provide time for new competitors to develop eCommerce customer service applications and solicit prospective customers within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

 We depend on broad market acceptance of Web-based eCommerce customer service applications

  We depend on the widespread acceptance and use of Web-based customer service applications as an effective solution for businesses seeking to manage high volumes of customer communication over the Internet. We cannot estimate the size or growth rate of the potential market for our product and service offerings, and we do not know whether our products and services will achieve broad market acceptance. The market for Web-based eCommerce customer service is new and rapidly evolving, and concerns over the security and reliability of online transactions, the privacy of users and quality of service or other issues may inhibit the growth of the Internet and commercial online services. If the market for eCommerce customer service applications fails to grow or grows more slowly than we currently anticipate, our business will be seriously harmed.

 We may be unable to develop or enhance products or services that address the changing needs of the eCommerce customer service market

  The eCommerce customer service industry is characterized by rapid technological change, changes in customer requirements and preferences and the emergence of new industry standards and practices that could render our existing products, services, proprietary technology and systems obsolete. To be competitive, we must continually improve the performance, features and reliability of our products and services, including our existing eCommerce customer service applications, and develop new products, services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. If we cannot adapt or respond in a cost-effective and timely manner to changing industry standards, market conditions or customer requirements, our business and operating results would suffer.

 If we do not adequately address Year 2000 issues, we may incur significant costs and our business could suffer

  Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond 2000. As a result, the networks that incorporate our products and our own internal networks could fail, leading to disruptions in operations and business activities. As a result of the year 2000 problem, we believe that we face potential risks which could harm our business in the following areas:

  . disruption in our customer relationships or in our sales efforts because of failures of our customers' networks which are correctly or incorrectly attributed to the non-compliance of our products;

  . claims from our customers based on alleged breach of warranties concerning the Year 2000 compliance of our products;

  . disruption of our business resulting from failure of systems we use to run our business;

  . disruption of our business resulting from failure of systems used by our suppliers, customers and potential customers; and

  . the potential reduced spending by companies on networking solutions as a result of significant information systems spending on Year 2000 remediation.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

 We will only be able to execute our business plan if Internet usage continues to grow

  Our business will be seriously harmed if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include the following:

  . the Internet infrastructure may be unable to support the demands placed on it;

  . the performance and reliability of the Internet may decline as usage grows;

  . security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

  . privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

 Because we provide our customer service applications to companies conducting business over the Internet, our business could suffer if efficient transmission of data over the Internet is interrupted

  The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. Because we provide Internet-based eCommerce customer service applications, interruptions or delays in Internet transmissions will harm our customers' ability to receive and respond to email messages. Therefore, our market depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

 Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business

  Although there are currently few laws and regulations directly applicable to the Internet and the use of the Internet as a commercial medium, a number of laws have been proposed involving the Internet. These proposed laws include laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for commercial online transactions may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies engaged in eCommerce. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services. This could decrease the demand for our products and services and increase our cost of doing business, or otherwise harm our business and operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

 We may be liable for activities of our customers or others using our hosted network

  As a provider of eCommerce customer service applications, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the actions of our customers or others using our hosted network. This liability could result from the nature and content of the communications transmitted by our customers through our hosted network. We do not and cannot screen all of the communications generated by our customers, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

Offering Risks

 Our stock has not been publicly traded before this offering and our stock price may be volatile

  Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as the following:

  . actual or anticipated fluctuations in our operating results;

  . changes in or our failure to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

 We may become involved in securities class action litigation which could divert management's attention and harm our business

  The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

 Our directors, executive officers and principal stockholders will be able to exert significant influence over us

  After this offering, our directors, executive officers and stockholders who currently own over 5% of our common stock will beneficially own approximately
    % of our outstanding common stock. These stockholders, if they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of eGain.

 We may need additional capital, and raising additional capital may dilute existing stockholders

  We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, we may choose to, or be required to, raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders.

 Future sales of our common stock may depress our stock price

  After this offering, we will have          shares of common stock
outstanding. All the shares sold in this offering will be freely tradable. The remaining 20,907,178 shares of common stock outstanding after this offering are subject to lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus. Immediately after the 180 day lockup period, 16,073,242 shares which will be outstanding after the offering will become available for sale. The remaining shares of our common stock will become available at various times thereafter upon the expiration of one-year holding periods. Sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of the lockup and holding periods could cause the market price of our common stock to decline.

 Purchasers of our common stock will suffer immediate and substantial dilution

  The initial public offering price is expected to be substantially higher than the book value per share of our common stock. Some elements of our market value do not originate from measurable transactions. Therefore, there is not a corresponding rise in "book", or historical accounting, value for our rise in market value, if any. Examples of these elements include the perceived value associated with our strategic relationships, perceived growth prospects of our market and our perceived competitive position within that market. Purchasers of our common stock in this offering will experience immediate dilution of $
in the pro forma net tangible book value per share of common stock, based on an
assumed public offering price of $       per share. Purchasers will also
experience additional dilution upon the exercise of outstanding stock options and warrants.

 Our certificate of incorporation and bylaws contain provisions which could delay or prevent a change in control

  Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of eGain. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

  . authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

  . prohibit stockholder action by written consent.

  See "Description of Capital Stock" for additional discussion of these provisions.

 If we do not use the proceeds in a manner beneficial to us, our business could suffer

  We have no current specific plans for the net proceeds from this offering. We intend generally to use the net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new product and service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds of this offering. If the proceeds are not used in a manner beneficial to eGain, our business could suffer and our stock price could decline.

                                USE OF PROCEEDS

  The net proceeds we will receive from the sale of the          shares of
common stock offered by us are estimated to be $            after deducting the
underwriting discounts and commissions and the estimated offering expenses
payable by us and assuming a public offering price of $      per share.

  The principal purposes of this offering are:

  . to obtain additional capital;

  . to create a public market for our common stock;

  . to increase our visibility and credibility; and

  . to facilitate future access to the public equity markets.

  We intend to use the net proceeds of this offering for working capital and other general corporate purposes.

  In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to such transactions. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities until they are used.

                                DIVIDEND POLICY

  We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business. Furthermore, our bank line of credit agreement prohibits the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999:

  . on an actual basis;

  . on a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into common stock and changes to our authorized capital stock upon completion of this offering; and

  . on a pro forma as adjusted basis after giving effect to the sale of shares of common stock by us at an assumed initial public offering price
    of $         per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

  This information should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                        June 30, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as Adjusted
                                                --------  ---------  -----------
                                                  (in thousands except share
                                                            data)
Notes payable, excluding current portion....... $    221  $    221     $
                                                ========  ========     =======
Stockholders' equity:
Convertible preferred stock: $0.001 par value;
 10,035,887 shares authorized,
 9,566,378 shares issued and outstanding,
 actual; 10,035,887 shares authorized, no
 shares issued and outstanding, pro forma .....   16,987       --
Preferred stock: $.001 par value; 5,000,000
 shares authorized, no shares issued and
 outstanding, pro forma as adjusted............
Common stock: $0.001 par value; 25,000,000
 shares authorized, 10,946,661 shares issued
 and outstanding, actual; 20,513,039 shares
 issued and outstanding,
 pro forma; 50,000,000 shares authorized,
 shares issued and outstanding, pro forma as
 adjusted......................................    7,289        20
Additional paid-in capital.....................   18,044    42,300
Notes receivable from stockholders.............     (144)     (144)
Deferred stock compensation....................   (8,956)   (8,956)
Accumulated deficit and accumulated other
 comprehensive income..........................  (12,242)  (12,242)
                                                --------  --------
  Total stockholders' equity................... $ 20,978  $ 20,978
                                                --------  --------
Total capitalization........................... $ 21,199  $ 21,199     $
                                                ========  ========     =======

  The number of shares of common stock to be outstanding after this offering excludes 4,397,004 shares that could be issued under our stock plans and 2,658,548 shares that could be issued upon exercise of options and warrants outstanding as of June 30, 1999. The number of shares of common stock to be outstanding after this offering includes 394,139 shares issuable upon exercise of warrants that will expire upon completion of this offering and assumes no exercise of the underwriters' over-allotment option.

                                    DILUTION

  Our pro forma net tangible book value as of June 30, 1999 was $       , or
$     per share. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding at that date, assuming conversion of all outstanding shares of preferred stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After
giving effect to the sale of the        shares of common stock offered by eGain
in this offering (at an assumed initial public offering price of $     per
share and after deducting the underwriting discounts and commissions and our estimated offering expenses), our pro forma net tangible book value at June 30,
1999 would have been $     , or $     per share. This represents an immediate
increase in net tangible book value of $     per share to the existing
stockholders and an immediate dilution of $     per share to new investors
purchasing shares in this offering. If the public offering price is higher or lower, the dilution to the new investors will in turn be greater or less. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $
   Pro forma net tangible book value per share as of June 30,
    1999.......................................................... $
   Increase per share attributable to this offering...............
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................
                                                                         -----
   Dilution per share to new investors............................       $
                                                                         =====

  The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from eGain, the total consideration paid to eGain and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering (based
upon an assumed initial public offering price of $       per share and before
deducting the underwriting discounts and commissions and our estimated offering expenses):

                                Shares
                              Purchased    Total Consideration
                            -------------- ----------------------   Average Price
                            Number Percent  Amount      Percent       Per Share
                            ------ ------- ----------  ----------   -------------
   Existing stockholders...             %  $                     %      $
   New investors...........                                             $
                             ----   ----   ----------   ---------
     Total.................          100%  $                  100%
                             ====   ====   ==========   =========

  The foregoing table assumes (a) the exercise of outstanding warrants to purchase 394,139 shares of common stock that terminate upon completion of the offering and (b) no exercise of outstanding warrants that survive the offering or outstanding stock options. As of June 30, 1999, there were outstanding warrants to purchase an aggregate of 195,517 shares of common stock with a weighted average exercise price of $0.9212 per share that survive the offering and options to purchase an aggregate of 2,463,031 shares of common stock with a weighted average exercise price of $0.24 per share. To the extent any of these warrants or options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated statement of operations data set forth below for the period from inception through June 30, 1998 and for the year ended June 30, 1999 and the selected consolidated balance sheet data as of June 30, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                    Period from
                                                 September 10, 1997 Year Ended
                                                   (Inception) to    June 30,
                                                   June 30, 1998       1999
                                                 ------------------ ----------
                                                     (in thousands except
                                                        per share data)
Consolidated Statement of Operations Data:
Revenue:
  Hosting.......................................      $   --         $    137
  License fees..................................          --              473
  Service.......................................            2             409
                                                      -------        --------
    Total revenue...............................            2           1,019

Costs and expenses:
  Cost of revenue...............................           39           1,772
  Sales and marketing...........................          231           4,182
  Research and development......................          299           2,096
  General and administrative....................          257           1,235
  Amortization of goodwill and other intangible
   assets.......................................          --            1,217
  Amortization of deferred compensation.........           58           1,817
                                                      -------        --------
    Total costs and expenses....................          884          12,319
                                                      -------        --------
Loss from operations............................         (882)        (11,300)
Interest and other income (expense), net........          (56)             (5)
                                                      -------        --------
Net loss........................................      $  (938)       $(11,305)
                                                      =======        ========
Basic and diluted net loss per share............      $(17.78)       $  (2.14)
                                                      =======        ========
Shares used in computing basic and diluted net
 loss per share(1)..............................           53           5,295
                                                      =======        ========
Pro forma basic and diluted net loss per share
 (unaudited)(2).................................                     $  (0.93)
                                                                     ========
Shares used in computing pro forma basic and
 diluted net loss per share (unaudited)(1)(2)...                       12,153
                                                                     ========

                                                                    June 30,
                                                                  -------------
                                                                   1998   1999
                                                                  ------ ------
                                                                       (in
                                                                   thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................................ $3,831 $1,265
Working capital (deficit)........................................  3,691   (755)
Total assets.....................................................  3,990 24,460
Notes payable less current portion...............................    --     221
Total stockholders' equity.......................................  3,801 20,978

-------
(1)  Computed on the basis described in Note 1 of Notes to Financial
     Statements.
(2) The pro forma information gives effect to the conversion of all outstanding shares of preferred stock as of June 30, 1999 into 9,566,378 shares of common stock upon completion of this offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read together with the consolidated financial statements and related notes included in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

  Our company was founded in September 1997 to provide customer service infrastructure solutions to companies engaged in electronic commerce. From inception to September 1998, our operating activities related primarily to the planning and developing our proprietary technological solution, recruiting personnel, raising capital and purchasing operating assets. In September 1998, we commenced commercial shipment of our eGain Email Management System, or eGain EMS, an application that helps companies route, track and respond to high volumes of customer email and Web form inquiries. On April 30, 1999, we acquired Sitebridge Corporation and added its primary product to our customer service platform. The product, now called eGain Web Collaboration System, or eGain WCS, is an application that allows customer service representatives to interact online with customers on the Web. We began selling eGain WCS in May 1999. Our products and services are designed to enable businesses to deliver effective customer service, improve customer satisfaction and convert Web site visitors to buyers. Our products are designed to be highly scalable and to integrate with a company's existing infrastructure to allow the company to consolidate customer data from other applications in order to have access to comprehensive customer information. We offer our customers the flexibility to access our solution from an external hosted environment or to purchase and implement our solution directly in-house.

  Our revenue consists of hosting revenue, license fees and service revenue associated with our eGain EMS and eGain WCS applications.

  . Hosting Revenue. We derive hosting revenue when our customers choose to have our applications provided through our eGain Hosted Network, which is a network of service centers and hosting partners linked by high speed Internet connections. Our contracts with hosted customers generally provide for the payment of hosting fees on a monthly basis. Hosting revenue is recognized monthly as the services are performed.

  . License Fees. We derive revenue from license fees when our customers choose to license our software for in-house installation. Revenue from license fees is recognized after a license agreement has been executed or a definitive purchase order has been received, the product has been delivered, the license fee has become fixed and determinable and collection of the fee is considered probable.

  . Service Revenue. We derive service revenue from support and maintenance contracts on software licenses and professional services and training. Substantially all of our customers that purchase software licenses also purchase annual support and maintenance, which is paid in advance on an annual basis and initially recorded as deferred revenue. Revenue from support and maintenance contracts is recognized ratably over the term of the support and maintenance period. Professional services revenue is primarily related to deployment and customization services and is recognized on upon completion of specific contractual milestone events, or based on an estimated percentage of completion as work progresses.

  We expect to make significant investments in product development and technology to enhance our current products and services, develop new products and services and further advance our solution offerings. In addition, an important part of our strategy is to expand our operations and employee base and build our sales, marketing, customer support, technical and operational resources. In particular, we intend to expand our strategic distribution, hosting and solution relationships to add capabilities to our current product offerings and to help market our products to new customers.

  We have incurred significant losses since our inception, and as of June 30, 1999, had an accumulated deficit of approximately $12.2 million. We expect to continue to incur substantial operating losses for the foreseeable future. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our revenue and operating results are not meaningful and should not be relied upon as indications of future performance.

Acquisition of Sitebridge

  We acquired Sitebridge in April 1999. In connection with the acquisition, we issued 1,609,793 shares of Series C convertible preferred stock, 1,455,514 shares of common stock, options and warrants to acquire 1,012,871 shares of common stock and warrants to acquire 121,006 shares of Series C preferred stock in exchange for all the outstanding preferred stock, common stock, and options and warrants to purchase shares of Sitebridge stock. The acquisition was accounted for as a purchase, and accordingly the results of operations of Sitebridge have been included in the consolidated financial statements since the date of acquisition. The fair market value of the securities issued in the acquisition was approximately $20.6 million.

Goodwill and Other Non-Cash Charges

  We recorded goodwill and other purchased intangible assets of approximately $21.9 million associated with our acquisition of Sitebridge. Goodwill and other purchased intangible assets are being amortized on a straight-line basis over the estimated useful lives of three years. We currently expect to record amortization of goodwill and other intangible assets of approximately
$7.3 million in fiscal 2000, $7.3 million in fiscal 2001 and $6.1 million in fiscal 2002.

  In connection with the grant of stock options to employees and consultants, we recorded deferred stock compensation totaling approximately $390,000 in fiscal 1998 and $10.4 million in fiscal 1999, representing the difference between the deemed fair value of our common stock on the date these options were granted and the exercise price. These amounts were initially recorded through stockholders' equity and are being amortized by charges to operations. We recorded amortization of deferred stock compensation of approximately $58,000 in fiscal 1998 and $1.8 million in fiscal 1999. We anticipate recording additional deferred compensation in July 1999 amounting to $7.6 million. We expect to record amortization expense relating to deferred stock compensation approximately as follows: $9.2 million in fiscal 2000, $4.4 million in fiscal 2001, $2.2 million in fiscal 2002 and $820,000 in fiscal 2003. The amortization expense relates to options awarded to employees in all operating expense categories. See Note 6 of Notes to Financial Statements.

  Sitebridge outsources its payroll processing and other aspects of its employee benefits programs under a co-employment arrangement with Ambrose, an independent professional employer organization. On March 31, 1999, the Financial Accounting Standards Board ("FASB") issued an Exposure Draft of a FASB Interpretation, Accounting for Certain Transactions Involving Stock

Compensation, an interpretation of APB Opinion No. 25. This FASB Exposure Draft, if adopted in its current form, could be interpreted to indicate that employees subject to co-employment arrangements would not be considered employees for purposes of applying APB No. 25. In July 1999, we gave notice of termination of this co-employment arrangement effective July 31, 1999. If additional clarification regarding the definition of an employee is not provided in the final FASB pronouncement, we may be required to establish a new measurement date for stock options granted by Sitebridge after December 15, 1998 to these employees for the purpose of accounting for stock options under APB No. 25. If a new measurement date is required to be established, we would recognize the deferred stock-based compensation, which would be amortized over the remaining vesting periods of the options. We estimate that this charge would be approximately $7.0 million. This amortization could have a material adverse effect on our operating results.

Results of Operations

  We were incorporated in September 1997 but did not commence significant operations until January 1998. Data for September 1997 through June 30, 1998 (the inception period) are not comparable to those for fiscal 1999 due to the acceleration of our activities and related expenses during fiscal 1999 and the different duration of the periods.

Revenue

  Revenue for fiscal 1999 was $1.0 million, 60.7% of which was recognized in the quarter ended June 30, 1999. In fiscal 1999, FCC National accounted for 15.7% of total revenue and WebTV accounted for 10.8% of total revenue. In fiscal 1999, hosting revenue represented 13.5% of total revenue, license fees represented 46.4% of total revenue and service revenue represented 40.1% of total revenue.

Costs and Expenses

  Cost of revenue. Cost of revenue consists primarily of costs incurred for customer support, hosting and professional services. Cost of revenue includes depreciation of capital equipment used in our hosted network, personnel costs, cost of third-party products and lease costs paid to remote co-location centers. In fiscal 1999, cost of revenue was $1.8 million. From July 1, 1998 to June 30, 1999, the number of customer support and professional services personnel increased from 2 to 37.

  Sales and marketing. Sales and marketing expenses consist primarily of compensation and benefits of our sales, marketing and business development personnel, advertising, trade show and other promotional costs and, to a lesser extent, occupancy costs and related overhead. Sales and marketing expenses were $4.2 million in fiscal 1999. From July 1, 1998 to June 30, 1999, the number of our sales and marketing personnel increased from 6 to 29.

  Research and development. Research and development expenses consist primarily of compensation and benefits of our engineering and quality assurance personnel and, to a lesser extent, occupancy costs and related overhead. Research and development expenses are expensed as incurred. Research and development expenses were $2.1 million in fiscal 1999. From July 1, 1998 to June 30, 1999, the number of our research and development personnel increased from 7 to 33.

  General and administrative. General and administrative expenses consist primarily of compensation and benefits for our finance, human resources, administrative and legal services personnel, fees for outside professional services and, to a lesser extent, occupancy costs and related overhead. General and administrative expenses were $1.2 million in fiscal 1999. From July 1, 1998 to June 30, 1999, the number of our general and administrative personnel increased from 5 to 15.

  Interest income and expense. Interest income consists of interest earned on our cash and cash equivalents. Interest income was $111,000 in fiscal 1999. To date, we have incurred interest expense on a working capital line of credit and notes payable for equipment financing. In fiscal 1999, interest expense was $116,000.

Quarterly Results of Operations

  The following table sets forth certain unaudited quarterly statement of operations data for the six quarters ended June 30, 1999. This information has been derived from our unaudited consolidated financial statements, which, in management's opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                           Three Months Ended
                         --------------------------------------------------------
                         Mar. 31, June 30, Sept. 30, Dec. 31,  Mar. 31,  June 30,
                           1998     1998     1998      1998      1999      1999
                         -------- -------- --------- --------  --------  --------
                                             (in thousands)
Statement of Operations
 Data:
Revenue
  Hosting...............  $  --    $  --    $    --  $     3   $    18   $   116
  License fees..........     --       --         --       79       201       193
  Service...............     --       --         --       65        34       310
                          -----    -----    -------  -------   -------   -------
    Total revenue.......     --       --         --      147       253       619
Costs and expenses
  Cost of revenue.......      4       46        143      296       460       873
  Sales and marketing...     61      176        508      929     1,078     1,667
  Research and
   development..........    107      189        214      355       584       943
  General and
   administrative.......     70      134        225      205       296       509
  Amortization of
   goodwill and other
   intangible assets....     --       --         --       --        --     1,217
  Amortization of
   deferred
   compensation.........     --       58         89      190       387     1,151
                          -----    -----    -------  -------   -------   -------
    Total costs and
     expenses...........    242      603      1,179    1,975     2,805     6,360
                          -----    -----    -------  -------   -------   -------
Loss from operations....   (242)    (603)    (1,179)  (1,828)   (2,552)   (5,741)
Interest income
 (expense), net.........    (19)     (19)        24        2       (18)      (13)
                          -----    -----    -------  -------   -------   -------
Net loss................  $(261)   $(622)   $(1,155) $(1,826)  $(2,570)  $(5,754)
                          =====    =====    =======  =======   =======   =======

Fluctuations in Quarterly Results

  Revenue increased substantially in the quarter ended June 30, 1999, primarily due to the increase in the number of hosting customers and an increase in consulting services. Cost of revenue increased each quarter primarily due to the development of the eGain Hosted Network and increased personnel costs. Sales and marketing expenses increased substantially during the quarters ended March 31, 1999 and June 30, 1999 due to marketing programs related to the launch of eGain EMS and the increase in sales personnel costs. The amortization of goodwill and other intangible assets recorded in the quarter ended June 30, 1999 is associated with our acquisition of Sitebridge in April 1999.

  We have incurred operating losses since inception, and we may never achieve profitability in the future. We believe that future operating results will be subject to quarterly fluctuations due to a variety of factors, many of which are beyond our control. These factors may include our ability to do the following:

  . compete in a highly competitive eCommerce customer service market;

  . expand our sales, marketing and customer support activities;

  . create and maintain strategic relationships, including relationships with our hosting partners;

  . expand our customer base;

  . introduce new products and services;

  . upgrade our systems and infrastructure;

  . reduce service interruptions; and

  . recruit and retain key personnel.

Liquidity and Capital Resources

  Since our inception in September 1997, we have financed our operations primarily through the private placement of our preferred stock and, to a lesser extent, through bank borrowings and capital equipment lease financing. As of June 30, 1999, we had $1.3 million in cash and cash equivalents and $1.2 million of borrowings available under an equipment financing line of credit. Net cash provided by financing activities was $6.4 million in fiscal 1999 and was primarily attributable to net proceeds from the issuance of stock.

  Net cash used in operating activities was $7.8 million in fiscal 1999. Cash used in operating activities was primarily the result of net operating losses (exclusive of non-cash charges) and increases in accounts receivable and prepaid assets, partially offset by increases in accrued expenses and accounts payable.

  Net cash used in investing activities was $1.2 million in fiscal 1999. Cash used in investing activities was primarily related to purchases of property and equipment.

  As of June 30, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

  During fiscal 1999, we obtained a line of credit with a bank for equipment purchases and working capital financing in the amount of $1.0 million and an equipment line of credit with a leasing company in the amount of $1.5 million. As of June 30, 1999, approximately $1.0 million was outstanding under the bank line of credit and approximately $342,000 was outstanding under the equipment credit facility. In addition, in connection with the acquisition of Sitebridge, we assumed two promissory notes in the total principal amount of $380,000.

  Our capital requirements depend on numerous factors, including market acceptance of our services, the resources we allocate to our hosted network, sales, marketing and customer support services, and other factors. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase for the foreseeable future.

  We believe that the net proceeds from the sale of common stock offered hereby, together with our current cash balances and cash available under our lines of credit, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we from time to time evaluate potential acquisitions of other businesses, products and technologies and may in the future require additional equity or debt financings to consummate any potential acquisitions. We may also need to raise additional funds, however, in order to fund more rapid expansion, including significant increases in personnel and office facilities, to develop new or enhance existing services or products or respond to competitive pressures. In addition, in order to meet our long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms, if at all.

Disclosure About Market Risk

  Our exposure to market risk is principally confined to our cash and cash equivalents, which have short maturities and, therefore, minimal market risk.

Year 2000 Issues

 Background

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid
"Year 2000" issues.

 State of Readiness

  We initiated a Year 2000 compliance program in April 1999. Our quality assurance group is directing the program for our internally developed products, and our information technology group is directing the program for all other operational areas. We are a comparatively new enterprise, and, accordingly, the software and hardware we use to manage our business has all been purchased or developed by us within the last 24 months. While this fact pattern does not completely protect us against Year 2000 exposure, we believe we gain some mitigation from the fact that the information technology we use to manage our business is not based upon older hardware and software systems developed when there was less awareness of Year 2000 issues.

 Our Product Testing

  Our quality assurance team has tested the most current versions of eGain EMS and eGain WCS generally for Year 2000 compliance, and we believe that, when running on Year 2000 compliant hardware and operating systems, they are Year 2000 compliant according to the following definition:

  . they can process, calculate, manipulate, sort, store and transfer date data without material error or material performance degradation, while taking into account century boundaries and leap years where required and

  . they can operate between year 1999 and year 2000 without producing date-related errors.

  Because our products obtain and process all date information (such as creation dates, modification dates, and time/date stamps) from the underlying operating system, the foregoing statement applies only if (1) the other software, hardware, networks and systems with which our applications interface are themselves Year 2000 compliant according to the above definition, and
(2) our applications are used in accordance with applicable documentation and any other operating instructions provided by eGain.

 Our Internal System

  The scope of our plan covers all computing and network resources within the eGain enterprise. We have completed the risk assessment and testing phase of our plan and have outlined the following remediation plan, which is scheduled for completion by the end of September 1999:

  . all hardware in the enterprise will be physically checked against identified Year 2000 compliance issues;

  . operating systems on all devices will be evaluated and the appropriate software patches applied;
  . software applications will be upgraded to Year 2000 compliant levels; and . we will obtain Year 2000 certification for all new hardware and software added to the enterprise.

 Risk Assessment and Testing Scope of Year 2000 Assessment

  All of the testing we have completed has been performed by our own personnel. We have not retained any outside service or consultants to test or review our systems for Year 2000 compliance. We are in the process of obtaining assurances from our key suppliers of hardware and networking equipment for our data centers that such hardware and networking equipment is Year 2000 compliant. Additionally, we have received assurances from the providers of key software applications for our internal operations that their software is Year 2000 compliant. Based upon an initial evaluation of our broader list of software and hardware providers, we are aware that most of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs, and we continue to seek assurances from them that their products are Year 2000 compliant. In addition, we rely on third party network infrastructure providers to gain access to the Internet. If these providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired, which could harm our business and operating results. We are also vulnerable to external forces that generally affect industry and commerce, such as utility company Year 2000 compliance, failures and related service interruptions.

 Budget

  We have not incurred any significant expenses to date, and we do not anticipate any future costs associated with our Year 2000 remediation efforts will exceed $100,000. Expenses associated with our Year 2000 remediation efforts will be funded from available cash reserves. If we, our customers, our providers of hardware and software, or our third-party network providers fail to remedy any Year 2000 issues, the worst-case scenario would be the interruption of our services, which in turn could result in the incurrence of material costs or loss of revenue. Presently, we believe we are unable to reasonably estimate the duration and extent of any such interruption, or quantify the effect it may have on our future revenue.

 Contingency Plans

  We expect our Year 2000 compliance program to be substantially completed by September 1999. If we encounter delays or are unable to meet this schedule, we will analyze non-compliant areas and develop a comprehensive contingency plan to address the issues by October 1999.

  See "Risk Factors--If we do not adequately address Year 2000 issues, we may incur significant costs and our business could suffer."

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to adopt SOP No. 98-1 effective July 1, 1999. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for all fiscal quarters for fiscal years beginning after June 15, 2000 and is not anticipated to have a significant impact on our operating results or financial condition when adopted.

                                    BUSINESS

Company Overview

  We are a leading provider of customer service infrastructure solutions for companies engaged in eCommerce. Our products and services help businesses provide more effective Internet-based customer service, thereby improving customer satisfaction and converting a higher percentage of Web site visitors to buyers. We offer our solutions both as a Web-based hosted application service through our eGain Hosted Network and as installed software for in-house implementation. Approximately 50% of our current customers access our applications through our eGain Hosted Network. Our customers include both dedicated Internet companies, such as Go2Net, Snap.com and WebTV, and traditional companies engaged in eCommerce, such as Mazda USA and FCC National's Wingspan Bank.

Industry Background

 Customer Service Is Critical to eCommerce

  In a short period of time, the Internet has evolved from primarily an information source to a new platform for commerce. International Data Corporation, or IDC, estimates that the number of customers buying goods and services over the Internet worldwide will grow from approximately 28 million in 1998 to 128 million in 2002, and that the total value of goods and services purchased over the Internet will increase from approximately $32 billion in 1998 to over $425 billion by 2002.

  This growth has increased competitive pressures in online markets. To maintain or gain market share, many businesses engaged in eCommerce are focusing on the quality of customer service as a key competitive differentiator. Providing high quality customer service may be even more important on the Internet than it is in the physical world. Unlike a traditional commercial setting where customers can talk to a customer service representative either in person or by phone, customers on the Internet cannot easily contact agents with their inquiries. Whether to ask about product features, check the status of an order or get help with a loan application, online consumers have traditional service needs, and they want to be assured that these needs will be met before conducting a transaction. In the increasingly competitive eCommerce environment, companies that fail to address these customer service needs may lose sales to competitors located a mouse click away.

 The Need for eCommerce Customer Service Applications

  Today, most online customer communication takes place through email. Forrester Research estimates that the average online consumer will participate in eight to ten commerce-related email exchanges per week by 2001, and the Gartner Group estimates that, by 2001, businesses will receive at least 25% of all customer inquiries over the Internet. As email volume is rising, the content within email messages is also becoming more complex. However, many companies have not taken adequate steps to effectively address this increase in email volume and complexity. According to a recent survey by Jupiter Communications of 125 top eCommerce sites, 51% of the sites either refused to accept an email message, never responded to the message or took longer than five days to respond. These survey results suggest that online customers are not receiving the level of service they demand.

  Businesses engaged in eCommerce that provide poor customer service risk losing customers. According to a June 1999 survey of 25 top eCommerce sites conducted by Net Effect Systems, two-thirds of all online commercial transactions that are initiated are abandoned before a sale is consummated. By improving responsiveness to email and providing real-time customer communication, companies can convert more of these potential buyers into actual customers. Moreover, by analyzing captured customer communications, companies can gain insight into customer preferences to create new revenue opportunities.

  To help address online customer service shortcomings, companies are beginning to adopt technologies to help them manage email and other forms of online customer communication. The market for these products is growing rapidly. IDC estimates that worldwide license revenues for eCommerce customer service applications will grow from $42 million in 1998 to $1.6 billion by 2002.

 Existing Customer Service Approaches Are Insufficient

  The market for online customer service software applications has developed mainly because existing approaches to online customer service are typically unable to effectively handle large volumes of email. Traditional client-server customer service systems were designed primarily to manage telephone call center operations and are typically expensive and difficult to deploy and maintain. Recognizing this, many companies engaged in eCommerce, particularly companies that came early to the Internet, have developed in-house solutions for customer service email management. These internally developed approaches, while customized to fit a company's needs, can also be expensive and time-consuming to develop and maintain. Furthermore, many in-house systems have difficulty scaling to keep pace with the rapid expansion of eCommerce.

  More recently, several vendors have developed point solutions, or software packages to handle specific online customer service needs, such as email management, real-time Web collaboration or self-service. However, these point solutions often do not work well with each other or integrate easily with a company's existing legacy system. This lack of integration makes them expensive to implement and maintain. As a result, there is an increasing need for an online customer service platform that offers applications that can handle multiple channels of communication, scale to meet growing Internet-based communication needs and integrate easily with a company's existing legacy systems.

 The Trend Toward Hosted Customer Service Applications

  As the number of software business applications grows and their technological complexity increases, many companies are recognizing the benefits of the hosted application service model. Under a typical application hosting arrangement, a company can enjoy the business benefits of an application without having to devote the resources to install, maintain and continually upgrade it. These functions are performed instead by the application hosting provider. The recent evolution of the Internet into a relatively secure and reliable network has increased the demand for hosted applications. Also, there is a new generation of software applications that has been designed specifically to run in a Web-based environment. Finally, the recent emergence of global physical hosting providers has created the connectivity and co-location facilities required to support these applications. The convergence of these trends has led to the growing appeal of the hosted model today. According to a recent Yankee Group study, the market for all hosted applications, including customer service applications, is projected to grow from $3 billion in 1999 to $11 billion in 2002.

  The Web-based application hosted model is appropriate for customer service applications for several reasons. The hosted option allows businesses engaged in eCommerce to deploy a customer service solution rapidly without using valuable internal resources. In addition, many companies doing business over the Internet rely on geographically dispersed customer service departments to meet their rapidly growing, 24-hours, 7-days a week customer needs. The hosted model provides the network security and ease of maintenance that are crucial to these companies. Finally, many of these companies prefer to outsource the management and maintenance of customer service applications and instead focus on developing proprietary customer service processes and content. For these reasons, we believe that hosting is becoming a preferred delivery model for eCommerce customer service applications.

The eGain Solution

  We provide our customers with a Web-based customer service platform that can be delivered either as a hosted application service or as in-house software. Our solution helps companies route, track and respond to high volumes of customer email and Web form inquiries and allows customer service representatives to provide real-time online assistance to these customers. Our applications work together with a company's existing customer service and database software to provide customer service representatives with comprehensive information about each customer. We provide our solutions to businesses seeking to use their customer support capabilities as a competitive tool to convert Web site visitors to buyers, build lasting customer relationships and generate incremental revenue. Our customers realize both strategic and operating benefits of our solution.

 Strategic Benefits

  Strengthen Customer Relationships. Our eGain Email Management System, or eGain EMS, is a software application that allows our customers to respond rapidly and effectively to large volumes of email. Based on business rules set by our customers, eGain EMS can automatically respond to customer emails or route each inquiry to an appropriate customer service representative for personalized attention. The combination of a timely, automated response and personalized attention improves customer satisfaction and helps build lasting customer relationships.

  Convert Web Site Visitors to Buyers. Our eGain Web Collaboration System, or eGain WCS, facilitates real-time online communication between the customer and a company's customer service organization. Online visitors can interact directly with a company's customer service representative and inquire about a potential purchase. This personalized and immediate interaction increases the likelihood that a Web site visitor will complete a purchase.

  Scale to Meet Growing eCommerce Demands. Many companies find that their customer service infrastructure is unable to handle the higher volume and complexity of customer communication. Our architecture allows us to incrementally add hardware capacity to address increased customer communication volume. Whether provided through our hosted network or deployed in-house, our products provide a customizable solution to the growing business needs of our customers.

  Rapidly Deployable Solution. Our platform is designed to allow business to quickly deploy customer service capabilities as an application service through our eGain Hosted Network. Also, our applications can be rapidly customized through Web-based interfaces.


  Gain Customer Insight. Our solution enables companies to capture and analyze customer communications in order to understand the needs and preferences of their customers. This understanding can provide a company with a competitive advantage when targeting customers for future promotions and cross-selling opportunities. In addition, comprehensive knowledge of a customer's needs and preferences can be used strategically to enhance a company's product offerings.

 Operating Benefits

  Maximize Productivity of Customer Service Organization. By using the productivity tools on our platform, customer service representatives can respond rapidly to complex customer inquiries. Our tracking and workload reporting features enable supervisors to monitor service levels and agent productivity. Our customizable workflow capability allows managers to improve team performance by intelligently distributing workload.

  Reduce Cost and Administrative Burden. Customers using the eGain Hosted Network recognize cost efficiencies by eliminating the need to manage and administer in-house customer service applications. Moreover, by increasing productivity, our applications enable companies to reduce personnel costs associated with their customer service functions.

  Integrate Applications to Provide Comprehensive Customer Information. Our applications are based on open standards and can be integrated easily with leading eCommerce platforms, call center systems and customer databases. This integration enables customer service representatives to combine information from multiple applications to provide customer service representatives with comprehensive customer information.

The eGain Strategy

  Our objective is to be the leading provider of customer service infrastructure solutions for businesses engaged in eCommerce. Our strategy for achieving this objective includes the following elements:

  Capitalize on First Mover Advantage and Extend Brand Recognition. We were the first company to offer a platform for Internet-based customer service both as a hosted application service and as installed software. In addition, we were the first to offer a customer service platform incorporating both email management and Web-based collaboration. Having invested early in advertising our solution and building our brand, we intend to capitalize on our first mover advantage and extend our brand recognition to become the de facto standard for Internet-based customer service solutions.

  Expand the eGain Hosted Network. We believe that the benefits of the eGain Hosted Network offer compelling advantages over competing alternatives. These advantages include the ability to leverage eGain's expertise, easy scalability, low up-front costs, fast deployment, system security and 24-hour, 7 days-a-week support. We plan to expand hosting centers in California and add centers in New York, London and other cities to meet customer needs.

  Introduce Value-Added Products. We intend to differentiate ourselves in the customer service market by adding new products to our platform. For example, we recently added the eGain WCS, which allows businesses to offer personalized live online assistance to visitors on their Web site. In the future, we intend to enhance our platform by leveraging new technologies, such as voice over Internet Protocol, or voice over IP, which enables voice communications to take place over the Internet.

  Expand Strategic Relationships. We intend to enter into strategic relationships that can assist us in marketing and distributing our products. We plan to expand existing and enter into new strategic relationships with external hosting partners, front office software companies, outsourced call center companies and systems integrators focused on eCommerce.

  Expand Our International Presence. In addition to expanding our domestic marketing efforts, we intend to expand internationally. We have recently formed a subsidiary in the United Kingdom. We have also commenced product localization efforts for some European and Asian languages. We intend to capture international market share by marketing overseas, establishing additional sales offices and developing strategic relationships.

Products and Services

  We provide customer service infrastructure solutions for companies engaged in eCommerce. Our solutions are built on a scalable, Web-based architecture designed to meet the growth in Internet-based communications. Our products are built on standards-based technologies that are designed to integrate with existing customer databases and applications.

  Our two primary Web-based applications, eGain EMS and eGain WCS, are designed to manage the high volume and complexity of online customer communication, including email and live interactions on the Web. Our applications are available to our customers both as a hosted application service and as installed software. Although each application may be purchased separately, our applications are designed to work closely with one another and to integrate into a company's existing software architecture.

 Product and Service Offerings

  . eGain Email Management System (eGain EMS) -- an application that helps companies route, track and respond to high volumes of customer email and Web form inquiries.

  . eGain Web Collaboration System (eGain WCS) -- an application that allows customer service representatives to provide live assistance to customers through real-time Web interaction.

  . eGain eCommerce Bridge -- an application-linking module that enables rapid integration of eGain EMS with external eCommerce platforms, call centers and customer databases.

  . Professional Services -- includes application management services, security services and customer support services.

 Flexible Deployment

  . eGain Hosted Network -- a company may access our solution through the eGain Hosted Network, a network of eGain service centers and hosting partners linked by high speed Internet connections designed to host our customer service applications.

  . In-house installation -- a company may implement our solution in-house and either maintain the application internally or outsource management of the application to eGain.

     [A graphic depicting the various components of the eGain product and service offerings appears here. At the top of the graphic is a horizontal cloud representing the Internet, with an arrow pointing down and another arrow pointing up. The arrow down contains the words "Email," "Web forms," and "Real-time inquiries." The arrow pointing up contains the words "Automatic responses," "Email replies," and "Live CSR assistance." Directly below the cloud are two boxes, one containing the words "eGain Email Management System," and the other, the words "eGain Web Collaboration System." Directly below these two boxes is a horizontal rectangular box labeled "eGain Hosted Network." Immediately to the right of these two boxes is a vertical rectangular box labeled "eCommerce Bridge." To the right of this vertical box are three smaller boxes labeled "Call center systems," "eCommerce platforms," and "Customer databases."]

eGain Application Platform

 eGain EMS

  eGain EMS is a Web-based application that enables customer service departments to route, track and respond to high volumes of customer email and Web form inquiries. Using eGain EMS, companies can maintain a comprehensive customer communication history and improve customer satisfaction with prompt and effective responses. eGain EMS is designed to scale to the customer service needs of any company engaging in eCommerce, regardless of size.

  Companies using eGain EMS receive emails and Web form inquires from their email servers or Web sites. Based on business rules selected by the company, these emails are categorized using a form of artificial intelligence technology called statistical vector analysis. Once categorized, eGain EMS will send an automated response or route the email to the appropriate customer service representative with suggested responses. The customer service representative can use our productivity tools to access relevant customer-related information and prepare an effective response. Supervisors use our Web-based monitoring capability to set performance levels and track service levels. Managers use our flexible, Web-based reporting system to monitor workload, analyze trends in customer communications and forecast resource needs. Finally, businesses can use customer information captured in our system using our direct mail manager, a system that helps create and target personalized mailings based on customer attributes. This proactive, targeted customer communication helps strengthen customer relationships and provides new revenue opportunities.

 Feature                         Description                                                 Benefits

 Email Processing . Tracks all inbound and         . Maintains complete
 and                outbound email                   customer
  Categorization  . Develops Web forms to link       communication history
                    to email                       . Increases effectiveness
                  . Categorizes communications       of responses to customer
                    using                            inquiries
                    predetermined instructions

--------------------------------------------------------------------------------

 eGain Artificial . Uses statistical vector        . Enables routing and
 Intelligence       analysis, a robust               automatic response by
                    artificial intelligence          reading incoming email
                    technology, to "read" and
                    determine the substance of
                    incoming emails

--------------------------------------------------------------------------------

 Powerful Workflow. Specifies instructions for     . Routes each inquiry to
                    email routing                    appropriate CSR
                  . Pre-built instruction          . Enables better workflow
                    library for various call         decisions based on
                    center functions, including      enhanced knowledge about
                    load-balancing, skill-based      customers
                    routing, shift management
                    and quality of service
                    management

--------------------------------------------------------------------------------
 Knowledge        . Searchable knowledge base      . Continually gathers,
 Database         . Content can be dynamically       reviews and disseminates
                    constructed from foreign         knowledge efficiently
                    data sources                   . Allows CSRs to use the
                  . Real-time system-wide            most current information
                    knowledge update                 to respond to issues

--------------------------------------------------------------------------------

 Customer Service . Customizable high-speed Web    . Increases CSR
  Representative    interface                        productivity
 (CSR)            . Provides suggested             . Improves customer
  Productivity      responses, response              satisfaction with prompt
 Tools              templates, group email           and effective responses
                    reply, multiple-issue
                    emails, customer search
                    capability and audit trails

--------------------------------------------------------------------------------

 System Monitoring. Web-based interface for all    . Enables supervisors to
 and                system monitoring                customize, set
  Administration    and administration               performance levels and
                  . Monitors system load, agent      monitor with "point-and-
                    productivity and service         click" ease
                    levels

--------------------------------------------------------------------------------

 Enterprise       . Real-time and historical       . Allows administrators to
 Management         reports                          plan system capacity
  Reporting       . Preconfigured and                using workload reports
                    customizable reports           . Enables company to
                  . Archived reports for             analyze trends in
                    analysis and forecasting         customer communication
                  . Scheduled report delivery
                    through email

--------------------------------------------------------------------------------

 Direct Mail      . Creates personalized content   . Enables companies to
 Manager            and targets email based on       conduct targeted
                    customer attributes              promotions, proactively
                  . Captures responses and links     address customer concerns
                    to mailings to monitor           and survey customer
                    efficacy                         satisfaction

--------------------------------------------------------------------------------
 eGain WCS

  eGain WCS enables customer service representatives to answer customer questions and provide interactive assistance over the Web using browser sharing, text chat and assisted form-filling technology. Through eGain WCS, a user is able to communicate with a customer service representative by simply clicking a hyperlink on a company's Web site, which in turn prompts a customer service representative to reply. Once connected, the customer service representative and the customer can engage in a real-time online conversation. The agent has access to comprehensive information about the customer's past activity and browsing patterns. eGain WCS integrates with leading eCommerce platforms, call center systems, computer telephony integration software, customer databases and customer relationship management systems. eGain WCS is designed to allow customer service representatives to handle multiple customer interactions simultaneously, thereby reducing costs associated with traditional call centers while delivering personalized service.

        Feature                Description                      Benefits
  Real-Time           . Presents a real-time         . Provides valuable
   Collaboration      interface optimized for the    information to help close a
                      customer's specific platform   sale
                      . CSR console displays the     . Enables CSR to escort the
                      customer's profile along with  customer through pre- or post-
                      a tracking summary of the      sales situations
                      customer's activity on the Web
                      site
-----------------------------------------------------------------------------------
  Queuing and         . Tracks customers as they     . Queuing helps company route
   Profiling          interact with specific pages   the inquiries to appropriate
                      . Displays the hyperlinks to   CSRs
                      pages visited by customer      . Profiling collects customer
                                                     information before a CSR
                                                     addresses an inquiry
-----------------------------------------------------------------------------------
  Monitoring,         . Generates a summary screen   . Enables managers to run
   Reporting &        at the end of a WCS session    reports on customers and
   Administration     . Emails customer a transcript access customer profiles and of the session, including all  session transcripts
                      text chat and hyperlinks       . Enables managers to audit
                      shared                         agent performance and
                      . Stores session information   establish effective staffing
                      into a database                policies
-----------------------------------------------------------------------------------
  WorksEverywhere     . Patent-pending technology    . Does not require downloading
                      that matches customers         or installation of software
                      browsing platforms with
                      appropriate real-time
                      interaction method
                      . Works on browsers and        . Offers live customer service
                      through firewalls and proxy    to a broad customer base
                      servers

 eGain eCommerce Bridge

  The eGain eCommerce Bridge allows eGain EMS to be easily linked with leading eCommerce platforms, call center systems and customer databases. This allows customer service representatives to get a complete profile of the customer by pulling information from other systems, enabling them to formulate an informed, personalized response by drawing on prior interactions with the customer. In addition, the eCommerce Bridge can be used to update existing customer databases with relevant customer information extracted from eGain EMS. We are in the process of enhancing the eGain eCommerce Bridge to interface with eGain WCS. We intend to enable remote application integration by implementing XML-based interfaces. This remote integration capability would allow our hosted customers to access their valuable customer information residing in in-house applications behind corporate firewalls.

  We offer several pre-built adaptors that connect into our eCommerce Bridge to link eGain applications with a variety of eCommerce platforms, call center systems and relational databases.

These adaptors minimize the need for custom programming to integrate eGain applications with other enterprise software. We currently offer adaptors for Microsoft Site Server (Commerce Edition) and Remedy Action Response System, Siebel Systems Siebel 99, Intershop 3, Oracle relational databases and ODBC-compliant databases. In the future, we intend to continue to develop, as well as enable our partners to develop, adaptors to other leading enterprise applications and call center solutions.

 Professional Services

  As of June 30, 1999, we had 37 professionals dedicated to providing a wide range of professional services for application management, solution development and system deployment.

  Our operations group provides application management services that offer a 24-hour, 7-days-a-week application response monitoring service. We also provide database services to maintain and enhance the performance, availability and reliability of production systems. Finally, we offer network security services to prioritize, assess and address the security concerns of customers at different levels based on their needs.

  Our consulting group offers solution development and system integration services. The team works with our customers to understand their specific requirements, analyze their business needs and implement an integrated solution based on the eGain customer service platform. The eGain eCommerce Bridge and our industry expertise allow us to integrate enterprise-wide systems with our customer service solutions. We provide these services ourselves or in partnership with system integrators who have built consulting expertise on our platform and can implement complete solutions for our clients.

  Our deployment group offers deployment services based on a rapid implementation methodology designed to have a customer up and running quickly. The deployment teams are involved in client engagement, needs assessment, infrastructure setup, EMS configuration, training and activation.

Flexible Deployment

  We offer our customer service solutions both as a Web-based hosted service through our eGain Hosted Network and as a licensed software product that can be implemented and maintained in-house.

 eGain Hosted Network

  Through a network of eGain service centers and hosting partners linked by high-speed Internet connections, we provide our customers with multiple redundant paths to access their hosted customer service applications. We remotely manage these applications which reside on server machines co-located at our hosting partners' facilities. We believe the eGain Hosted Network provides a compelling alternative for companies engaged in eCommerce that seek to quickly deploy and efficiently scale their customer service capabilities. We have strategically located eGain service centers in Sunnyvale (Silicon Valley), London and New York. We select our co-location partners with a view to providing high bandwidth availability, peering arrangements with other Internet service providers and global presence. As part of our eGain Hosted Network, we offer value-added services for application management, database maintenance, mail hosting and anti-virus protection.

  We have invested early to build a scalable hosted network, and have recruited experienced operations personnel to maintain the system effectively. For example, our service centers are linked through dedicated high-speed connections to the co-location centers to provide our customers with multiple redundant paths to access their hosted customer service applications. In the event one of these links fails, user traffic can be quickly rerouted for continued operations. We have also developed proprietary Web-based hosted service management systems, enabling our service professionals to efficiently administer and manage large numbers of hosted customer applications. For example, we have developed Web-based software tools to monitor application response and system health.

  [Graphic depicting architecture of the eGain Hosted Network appears here. On the left side of the graphic there is a box labeled "eCommerce Company". Moving to the right across the page, there are two two-way arrows passing through a cloud representing the Internet. Each arrow connects to a different circle labeled "eGain Hosting Center." These circles each contain a cylinder labeled "eGain Customer Applications." There is a two-way arrow connecting these "eGain Hosting Center" circles to a box to the right labeled "eGain Remote Application Management Center."]

Sales and Marketing

 Sales Strategy

  We sell our customer service solutions either as a subscription-based hosted service or as a licensed software product for installation in-house. We sell primarily through a worldwide direct sales organization and target our sales to companies seeking to improve customer relations and increase their eCommerce activities.

  During our sales process, we typically approach the head of customer service of the organization. In smaller companies, our sales personnel, working closely with the sales engineers, make product demonstrations and presentations to address a customer's needs. In larger accounts, we often engage our professional services team, and in some cases, strategic partners to create customer-specific demonstrations, presentations and proposals.

  As prospective customers proceed towards selecting our products and services, our professional services team manages the project and may work with outside system integrators to facilitate timely deployment. Our services team delivers customer and partner training through lectures, demonstrations, discussions and hands-on use of our solutions. Following implementation, our account managers work with the customers to identify and serve their ongoing needs, freeing up our sales professionals to focus on new business opportunities.

 Marketing Strategy

  Our marketing strategy is to continue to build brand awareness of eGain as a leading provider of customer service infrastructure solutions for eCommerce. We focus our marketing efforts on dedicated Internet companies as well as traditional companies seeking to take advantage of the commercial opportunities presented by eCommerce.

  We rely on a range of available marketing avenues to pursue our objectives, including print advertisements, email newsletters, Internet advertisements, billboards, telemarketing, targeted direct mailing and a variety of trade shows, seminars and interest groups.

  Our marketing group assists our sales team by providing them with product collateral materials, customer case studies, market surveys and customer profiles. In addition, our marketing group helps identify and develop key partnership opportunities and channel distribution relationships.

  As of June 30, 1999, we had 29 sales and marketing professionals, including sales engineers, major account representatives and channel/partner salespeople. Our sales personnel are located in New York City, Washington DC, Minneapolis, Toronto, Dallas, Los Angeles, Denver, Seattle and Sunnyvale. We plan to open new sales offices and expand our direct sales force.

Customers

  Our customers include both dedicated Internet companies and Fortune 1000 companies that have established a commercial Web site. The following is a representative list of companies that have entered into agreements to install eGain EMS or eGain WCS as of June 30, 1999:

Computer Technology and Networking       Internet Searching and Auctions
  Microsoft WebTV                           DoughNET
  RealNetworks                              eGuard
  Transition Networks                       FairMarket
  USWeb/CKS                                 Go2Net
                                            Looksmart
Consumer e-Retail                           MediaRing.com
  Chapters.ca                               Talk City
  Cooking.com                               ONElist
  Digital Chef                              Six Degrees
  HMV Canada                                Snap.com
  Internet Shopping Network                 Winebid.com
  KB Toys
  Shopping.com
  Tucows                                 Financial Services

                                            Consumer Financial Network
                                            i-Escrow
Customer Service Centers                    Nova Information Systems
  Brigade Solutions                         Quote.com
  PanAmerican Call Centers                  Wingspan Bank
  Sykes Enterprises
                                         Manufacturing
                                            Mazda USA

Customer Support

  We provide customer support to our hosted customers on a 24-hour, 7-days-a-week basis as part of the basic monthly hosting license fee. In addition, we offer customers that license our applications and deploy them in-house the option of purchasing customer support services for an annual fee. Our customer support professionals refer complex customer issues as needed to our internal technical support group, to diagnose and solve. Our customer support representatives use the eGain EMS applications to manage telephone- and email-based customer inquiries.

Strategic Relationships

  Developing strategic relationships with other companies has been and will continue to be an important part of our business strategy. We look for appropriate partners to add capabilities to our current product offering as well as help market our products to new customers. Specifically, we seek to establish relationships with distribution, hosting and solution providers.

  Distribution. To date, we have worked with companies such as USWeb/CKS, Viant Corporation, Inference, SRA International, Inc. and Pandesic LLC to help us identify and close new customer opportunities. In the future, we plan to enter into value-added reseller agreements and joint marketing arrangements with companies, both domestic and international, to expand market share. We intend to develop partnerships with call center providers that require assistance in handling email and other Internet-based customer inquiries for their clients. We also intend to distribute our products in partnership with leading systems integrators and front office software companies.

  Solution. We have strategic relationships with companies whose products or services enhance our product offerings. We will continue to add partners when appropriate to meet customer needs. We have also worked with companies such as Inference, Microsoft, Oracle, Remedy Corporation and Siebel Systems to ensure that our products can be integrated easily with the database servers, front office software applications, and other products they provide.

  Hosting. The eGain Hosted Network is enabled by relationships with various hosting providers that supply the database and connectivity hardware that supports our applications. We currently have arrangements with AboveNet Communications and Frontier GlobalCenter, two leading providers of managed co-location and Internet connectivity. These hosting partners serve as data centers that, in conjunction with eGain's information systems specialists, guarantee redundant network and server infrastructure for continuous, 24-hour, 7-days-a-week availability of our applications to our hosted customers.

Competition

  The market for eCommerce customer service solutions is relatively new and growing rapidly. We expect the level of competition in this evolving market to intensify in the future, as new and existing competitors seek to provide products and services for our market.

  Our current principal competitors for our licensed software products include Brightware, Inc., Kana Communications, Inc., Mustang Software, Inc., Silknet Software, Inc. and Webline Communications Corp. While we were the first company to offer a customer service applications platform in a hosted environment, some of our competitors for licensed software products are now beginning to offer hosted approaches. We also face competition from larger, front office software companies such as Clarify, Inc., Oracle Corporation, Siebel Systems, Inc. and The Vantive Corporation. In the future, we may face competition from established software companies such as IBM, Hewlett-Packard, Microsoft and others that may seek to enter the market for eCommerce customer service solutions.

  We believe that the principal competitive factors affecting our market are product features; product performance, including scalability, flexibility and availability, price, quality of support and service and brand reputation. We believe that our products currently compete favorably with respect to these factors; however, our market is evolving rapidly, and we expect to face increased competition for our product offerings. Some of our competitors have, and our future competitors may have, longer operating histories, larger customer base, greater brand recognition and significantly greater financial, marketing, technical, support and other resources. Some of these competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or devote substantially greater resources to product development.

  We may not be able to compete successfully against our current and future competitors. See "Risk Factors--We Must Compete Successfully in the eCommerce Customer Service Market."

Technology

  All of our software products are built on a standards-based, scalable architecture designed to address the evolving needs of companies engaged in eCommerce. Specifically, our software is based on our proprietary eGain Web Component Architecture, or eGain WCA, an open, scalable framework for software design that builds upon three industry trends:

  . widespread availability of reliable Internet connectivity to businesses, which is enabling the delivery and management of hosted applications over the Internet;

  . investment in Internet technologies, which is driving development of new
    Web applications that natively incorporate powerful and flexible protocols; and

  . the success of component-based software development models which provide the tools for developing robust distributed software applications.

  Our eGain WCA is a more scalable approach to application design compared to traditional client-server or three-tier architectures. For example, in contrast to client-server or three-tier architectures that require the download and maintenance of dedicated client-side software, our eGain WCA does not require the download of any client software. This allows use of the application from anywhere across the Internet through a standard Web browser. In contrast to traditional monolithic server-side applications where scalability meant buying the fastest server machines with maximum memory, the eGain WCA adopts a divide-and-conquer approach by using distributed processing in a modular hardware environment.

  The component-based software model of our eGain WCA makes it more fault-resilient and flexible than traditional architectures. Each component can be diagnosed and monitored independently, and the overall system does not stop if there is a problem with an individual component. Moreover, each independent software component can be readily swapped out or augmented to meet the specific needs of customers.

  Our eGain WCA organizes software into logical layers: Presentation, Application, Service, Object and Data. Each layer consists of software components that implement specific tasks, and each component offers a well-defined external programming interface. In addition, each layer includes as an option a management service that oversees the activities of the components within that layer. This modular approach facilitates customization and provides flexibility for future enhancements.

  . Presentation Layer. The Presentation Layer localizes the look and feel logic of the user interface so that customization of the user interface can be easily managed. Our user interface can be accessed through standard browsers.

  . Application Layer. The design of the Application Layer offers high reliability and scalable performance by balancing and allocating workload across multiple application servers.

  . Service Layer. The Service Layer comprises the core set of independent services that receive, parse, route and dispatch emails. The eGain service manager monitors all the service instances in real-time, alerting the system administrator of any performance bottlenecks.

  . Object Layer. The Object Layer allows new types of business objects to be added as needed to handle richer customer service models. This layer presents to the Application and Service Layers a logical view to system data in the form of business objects such as a ticket, user, customer and message.

  . Data Layer. The Data Layer allows for greater database portability by insulating the objects from vendor specific difference across databases. This layer manages the data access across various data sources and maintains connection pools for efficiency.

Intellectual Property

  We regard our copyrights, service marks, trademarks and similar intellectual property as critical to our success. We rely on patent, trademark, copyright, trade secret and other laws to protect the proprietary aspects of our technology and business. We have no patents or registered trademarks to date. We presently have one patent pending for our WorkEverywhere technology that matches customers' browsing platform with appropriate real-time interaction method. We also have several trademark applications pending. eGain is a registered trademark, and eGain Email Management System, eGain EMS, eGain Web Collaboration System, eGain WCS, eGain Hosted Network, eGain eCommerce Bridge, eGain WCA and eGain Web Component Architecture, are trademarks, of eGain. We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages. The pending and any future applications may or may not result in the issuance of valid patents and trademarks.

  We routinely require our employees, customers, and potential business partners to enter into confidentiality and nondisclosure agreements before we will disclose any sensitive aspects of our products, technology, or business plans. In addition, we require employees to agree to surrender to eGain any proprietary information, inventions or other intellectual property they generate or come to possess while employed by us. Despite our efforts to protect our proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

  Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, our products may infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis would harm our business.

Employees

  As of June 30, 1999, we had 114 full-time employees, including 33 in research and development, 37 in services, 29 in sales and marketing and 15 in general and administrative. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Legal Proceedings

  We are not a party to any material legal proceeding. We may be subject to various claims and legal actions arising in the ordinary course of business.

Facilities

  Our corporate headquarters are located in Sunnyvale, California, where we lease approximately 11,000 square feet under a five-year lease expiring September 2004. We currently expect to enter into a lease for an additional 46,000 square feet in Sunnyvale, California in the next few months, and are exploring our options with respect to our current lease. We also maintain a direct operating presence through offices in New York City, and London, England. We believe that, with the additional 46,000 square feet, our facilities will be adequate to meet our requirements for at least the next 12 months.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  Our directors, executive officers and key employees and their ages as of June 30, 1999 are as follows:

Name                     Age Position
----                     --- --------
Ashutosh Roy(1)......... 33  Chief Executive Officer and Chairman
Gunjan Sinha(2)......... 32  President and Director
Robert Apollo........... 44  Vice President and General Manager of European Operations
Ravinder Grewal......... 37  Vice President of Services
Ram Kedlaya............. 40  Vice President of Products
Stephen E. Klann........ 55  Vice President of Sales
Wendell W. Lansford..... 30  Vice President of New Business Initiatives
Prakash Mishra.......... 30  Vice President of Technology
Ryan M. Rosenberg....... 38  Vice President of Marketing
Eric N. Smit............ 37  Vice President of Finance
Mark A. Wolfson(1)(2)... 46  Director

--------
(1) Member of Audit Committee of the board of directors.
(2) Member of Compensation Committee of the board of directors.

  Ashutosh Roy co-founded eGain and has served as Chief Executive Officer and a director of eGain since September 1997. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-service company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy co-founded Parsec Technologies, a call center company based in New Delhi, India. From August 1988, to August 1992, Mr. Roy worked as Software Engineer at Digital Equipment Corp. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from Johns Hopkins University and an MBA from Stanford University.

  Gunjan Sinha co-founded eGain and served as a director of eGain since inception in September 1997 and as President of eGain since January 1, 1998. From May 1995 through April 1997, Mr. Sinha served as President of WhoWhere? Inc., an Internet-services company co-founded by Mr. Sinha. Prior to co-founding WhoWhere? Inc., Mr. Sinha was a developer of hardware for multiprocessor servers at Olivetti Advanced Technology Center. In June 1994, Mr. Sinha co-founded Parsec Technologies. Mr. Sinha holds a degree in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from UC Santa Cruz, and a Masters degree in Engineering Management from Stanford University.

  Robert Apollo has served as Vice President and General Manager of European Operations of eGain since June 1999. From July 1998 to May 1999, Mr. Apollo served as Vice President, European Operations of Sterling Commerce, an eCommerce software and services provider. From June 1996 to July 1998, Mr. Apollo served as Vice President and Managing Director, International, of XcelleNet Limited, a remote and mobile systems management vendor. From February 1990 until March 1996, Mr. Apollo held various positions at Santa Cruz Operations and most recently served as Vice President of Marketing for Europe, Middle East and Africa of Santa Cruz Operations. Mr. Apollo holds a B.A. in Business Studies from Thames Valley University (formerly known as Ealing College of Higher Education).

  Ravinder Grewal has served as Vice President, Worldwide Professional Services since March 1999. From January 1998 to February 1999, Mr. Grewal served as a director of Documentum, an enterprise document management software company. From February 1997 to January 1998, Mr. Grewal served as Vice President, Consulting for Workgroup Management, Inc., a knowledge management consulting firm that was accquired by Documentum in January 1998. From May 1995 to February 1997, Mr. Grewal served as Senior Project Director of MCI Systemhouse, a telecommunications company. From January 1994 to May 1995, Mr. Grewal served as Director of KPMG/Kanbay Resources (HK) Ltd., a management consulting company. Mr. Grewal holds a B.S. in Computer Science from the University of California, Berkeley.

  Ram Kedlaya has served as Vice President, Products, of eGain since December 1998. From August 1992 to March 1998, Mr. Kedlaya was a co-founder of NUKO Information Systems, a provider of networking products and solutions for broadband network service providers. Mr. Kedlaya served in several positions at NUKO, most recently as a Vice President, Strategic Planning. Mr. Kedlaya holds an M.S. in electrical engineering from the University of Texas, at Austin and a B.S. in electrical engineering from the Indian Institute of Technology, Madras.

  Stephen E. Klann has served as Vice President of Sales of eGain since May 1998. Prior to joining eGain, Mr. Klann spent 13 years with Honeywell Information Systems and 3 years with Wang Labs in various sales management positions. He then spent 5 years as Vice President of Sales for Interleaf, 3 years as Vice President of Sales and Marketing for Frame Technology and 2 years as President and CEO of IXI Software Corporation. Over the past 5 years and just prior to joining eGain, Mr. Klann has been serving in long-term Vice President capacities as a consultant from State of the Art, Open Text, Thinking Tools and ShareData.

  Wendell W. Lansford has served as Vice President of New Business Initiatives of eGain since May 1999. From September 1996 to May 1999, Mr. Lansford served as President and Chief Executive Officer of Sitebridge Corporation, an ECommerce customer service software company which was acquired by eGain. From March 1995 to September 1996, Mr. Lansford served as Director of Technology of CondeNet, the Internet division of Conde Nast Publications. From September 1994 to March 1995, Mr. Lansford served as Partner of Lancomp, a systems integration and consulting firm. From May 1991 to September 1994, Mr. Lansford served as Member of Technical Staff of Bellcore, a telecommunications research firm which was recently renamed Telcordia. Mr. Lansford holds a Masters degree in Information Networking from Carnegie-Mellon University, and a B.S. in Electrical Engineering from the University of Tulsa.

  Prakash Mishra has served as Vice President of Technology of eGain since May 1999. From September 1996 to May 1999, Mr. Mishra served as Chief Technology Officer and Executive Vice President of SiteBridge Corporation, an eCommerce customer service software company. From August 1994 to September 1996, Mr. Mishra served as Associate in Fixed Income Research at Goldman, Sachs & Co. From January 1994 to August 1994, Mr. Mishra served as Principal of Internet Consulting Corporation, a New York-based Internet business consultancy. Mr. Mishra holds a Masters degree in Information Networking from Carnegie-Mellon University, and a B.S. in Computer Engineering from Rensselaer Polytechnic Institute.

  Ryan M. Rosenberg has served as Vice President of Marketing of eGain since June 1998. From June 1996 to June 1998, Mr. Rosenberg served as Director of Product Marketing for Symantec Corporation, a business and personal software company. From November 1993 to June 1996,

Mr. Rosenberg served as a Product and Senior Product Manager for Symantec. Mr. Rosenberg holds a B.S. in Computer Science from Michigan State University, and an M.B.A. in Marketing from the University of California, Los Angeles.

  Eric N. Smit has served as Vice President, Finance and Administration of eGain since June 1999. From June 1998 to June 1999, Mr. Smit served as Director of Finance of eGain. From December 1996 to May 1998, Mr. Smit served as Director of Finance for WhoWhere? Inc., an Internet services company. From April 1993 to November 1996, Mr. Smit served as Vice President of Operations and Chief Financial Officer of Velocity Incorporated, a software game developer and publisher company. Mr. Smit holds a Bachelor of Commerce in accounting from Rhodes University, South Africa.

  Mark A. Wolfson has served as a director of eGain since June 1998. Since October 1998, Mr. Wolfson has served as a managing partner of Oak Hill Capital Management, Inc. Prior to October 1998, Mr. Wolfson served as a principal of Arbor Investors, L.L.C. Since 1997, Mr. Wolfson has held the position of professor at the Stanford University Graduate School of Business. Mr. Wolfson holds a Ph.D. and a Masters degree from the University of Texas, at Austin and a B.S. from the University of Illinois.

Board Composition

  We currently have authorized three (3) directors. All directors are elected to hold office until the next annual meeting of stockholders of eGain and until their successors have been elected. Officers are elected at the first board of directors meeting following the stockholders' meeting at which the directors are elected and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

Executive Compensation

  The following table provides summary information concerning compensation earned by or paid to our chief executive officer and to each of our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to eGain during the fiscal year ended June 30, 1999. These individuals are referred to as the "named executive officers."

                           Summary Compensation Table

                                                        Annual       Long-Term
                                                     Compensation   Compensation
                                                    --------------- ------------
                                                                      Security
                                                                     Underlying
Name and Principal Position                          Salary  Bonus  Options (#)
---------------------------                         -------- ------ ------------
Ashutosh Roy....................................... $100,008 $   --        --
 Chief Executive Officer and Chairman
Gunjan Sinha.......................................  100,008     --        --
 President
Stephen E. Klann...................................  194,000  8,600    34,271
 Vice President of Sales
Ryan M. Rosenberg..................................  135,000     --   145,000
 Vice President of Marketing
Eric N. Smit ......................................  105,381     --   125,000
 Vice President of Finance

                       Option Grants in Last Fiscal Year

  The percentage of total options granted is based on an aggregate of 2,666,101 options granted in fiscal 1999. The exercise price on the date of grant was equal to the fair market value on the date of grant as determined by the board of directors. Options have a maximum term of 10 years subject to earlier termination for specified events related to cessation of employment.

  The 5% and 10%, assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent eGain's estimate or projection of the future stock price. The values reflected in the table may never be achieved. The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at June 30, 1999 and the exercise prices of the options. Solely for purposes of determining the value of the options at June 30, 1999, we have assumed that the fair market value of shares of common stock issuable upon
exercise of options was $     per share, the assumed initial public offering
price, since the common stock was not traded in an established market prior to the offering.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                 Percentage of                       Annual Rates of Stock
                                 Total Options Exercise             Price Appreciation for
                                  Granted to    or Base                   Option Term
                         Options Employees in    Price   Expiration -----------------------
Name                     Granted  Fiscal 1999  ($/Share)    Date        5%          10%
----                     ------- ------------- --------- ---------- ----------- -----------
Ashutosh Roy............      --       --%       $ --          --            --          --

Gunjan Sinha............      --       --          --          --            --          --

Stephen E. Klann(1).....   8,671      0.3         .10     10/9/08
                           8,400      0.3         .20     1/29/09
                           3,200      0.1         .20     3/19/09
                          10,400      0.4         .40     5/20/09
                           3,600      0.1         .50     6/18/09

Ryan M. Rosenberg(2).... 125,000      4.7         .10     7/31/08
                          20,000      0.8         .20     1/29/09

Eric N. Smit(2)(3)......  75,000      2.8         .10     10/9/08
                          50,000      1.9         .50     6/18/09

--------
(1) All of Mr. Klann's options were immediately vested in full.
(2) All of Mr. Rosenberg's options and Mr. Smit's options for 50,000 shares vest as to 25% of the shares on the first anniversary of the vesting start date and 1/48th of the shares each full month thereafter.
(3) Mr. Smit's option for 75,000 shares vests as to 12/45th of the shares on the first anniversary of the vesting start date and 1/45th of the shares each full month thereafter.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                    Number of Unexercised     Value of Unexercised
                                                      Options at Fiscal      In-the-Money Options at
                           Shares                         Year-End               Fiscal Year-End
                          Acquired       Value    ------------------------- -------------------------
          Name           on Exercise  Realized(2) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -----------  ----------- ------------------------- -------------------------
Ashutosh Roy............        --         --                  --/--                  --/--

Gunjan Sinha............        --         --               --/--                     --/--

Stephen E. Klann........    48,000                       10,400/--                    --/--
                             8,671                       3,600/--                     --/--
                             8,400
                             3,200

Ryan M. Rosenberg.......   125,000(1)                             --/--               --/--
                            20,000(1)

Eric N. Smit............    11,500                       50,000/--                    --/--
                            75,000(1)

--------
(1) Shares are subject to right of repurchase in favor of eGain which lapses over the vesting period.
(2)  Assumes a per share fair market value equal to the initial public offering
     price of $      .

Director Compensation

  We do not currently compensate our directors for their services as directors. Directors who are employees of eGain are eligible to participate in our 1998 Stock Plan. We also reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings.

Board Committees

  Our board of directors has a compensation comittee and an audit comittee. The compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of eGain and administering various incentive compensation and benefit plans. Mark Wolfson and Gunjan Sinha are currently members of the compensation committee. Prior to completion of this offering, Mr. Sinha will resign from the compensation committee, and the committee will consist of Mr. Wolfson and a second outside director. Ashutosh Roy, our chief executive officer, will participate in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of eGain, except that he will be excluded from decisions regarding his own salary and incentive compensation.

  The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Mr. Wolfson and Mr. Roy are currently members of the audit committee. Prior to completion of this offering, Mr. Roy will resign from the audit committee, and the audit committee will consist of Mr. Wolfson and a second outside director.

Compensation Committee Interlocks and Insider Participation

  The members of our compensation committee are currentlyMark Wolfson and Gunjan Sinha. No interlocking relationship exists, or has existed in the past, between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

1998 Stock Plan

  Our 1998 Stock Plan was adopted by the board of directors in June 1998 and will be amended and restated effective upon completion of this offering. Our 1998 Stock Plan provides for the grant of incentive stock options as defined in
Section 422 of the Internal Revenue Code to employees and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors and consultants. A total of 3,500,000 shares of common stock has been reserved for issuance under our 1998 Stock Plan as of June 30, 1999. In July 1999 an additional 3,000,000 shares of common stock were reserved for issuance under our 1998 Stock Plan.

  Our 1998 Stock Plan is administered by our compensation committee and our non-insider option committee. Our compensation committee consists of at least two directors who are "non-employee directors," as defined in Rule 16b-3. The board of directors may amend our 1998 Stock Plan as desired without further action by eGain's stockholders except as required by applicable law. Our 1998 Stock Plan will continue in effect until terminated by the board or for a term of 10 years from its amendment and restatement date, whichever is earlier.

  The consideration for each award under our 1998 Stock Plan will be established by the compensation committee, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the compensation committee may determine. However, each incentive stock option must expire within a period of not more than 10 years from the date of grant.

  Generally, options granted under the 1998 Stock Option Plan vest over four years, and are nontransferable other than by will or the laws of descent and distribution. In the event of specified changes in control of eGain, the acquiring or successor corporation may assume or substitute for options outstanding under the 1998 Stock Option Plan, or these options will terminate. Some options granted to our executive officers provide for partial acceleration upon a change in control of eGain.

  As of June 30, 1999,

  . 1,447,396 shares of common stock have been issued upon the exercise of options; and

  .  647,004 shares were available for future awards.

Sitebridge 1997 Stock Plan

  Upon the closing of our acquisition of Sitebridge Corporation, we assumed outstanding options to purchase shares of common stock of Sitebridge Corporation that became exercisable for 1,234,666 shares of eGain common stock. As of June 30, 1999, options to purchase 982,431 shares of common stock were outstanding under this plan.

1999 Employee Stock Purchase Plan

  The board of directors adopted our 1999 Employee Stock Purchase Plan in July 1999, to be effective upon completion of this offering. A total of 750,000 shares of common stock have been reserved for issuance under our employee stock purchase plan. Our 1999 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors of eGain but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. Our 1999 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

  The board of directors will establish participation periods for our 1999 Employee Stock Purchase Plan, none of which will exceed 6 months. During each participation period, payroll deductions will accumulate, without interest. On the purchase dates set by the board of directors for each participation period, accumulated payroll deductions will be used to purchase common stock. The purchase price will be equal to 85% of the fair market value per share of common stock on either the first day of the participation period or on the purchase date, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 1999 Employee Stock Purchase Plan ends automatically on termination of employment with eGain. Immediately prior to the effective time of a corporate reorganization, the participation period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the 1999 Employee Stock Purchase Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. Our 1999 Employee Stock Purchase Plan will terminate in July 2009, unless sooner terminated by the board of directors.

401(k) Plan

  We intend to establish a tax-qualified employee savings and retirement plan (the "401(k) Plan") for which eGain's employees will generally be eligible. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the 401(k) Plan. To date, eGain has made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by eGain, if any, will be deductible by eGain when made.

Employment Agreements and Change in Control Arrangements

  We do not currently have any employment contracts with any of our named executive officers. The shares of common stock issued to Ashutosh Roy and Gunjan Sinha vest over a period of time, which vesting is accelerated in the event of a change of control of eGain.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  We are entering into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

  Since our inception, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Transactions with Management and Others

  In December 1997, we sold 4,000,000 shares of common stock to each of Ashutosh Roy, a founder and our Chief Executive Officer, and Gunjan Sinha, a founder and our President, at a purchase price of $0.005 per share.

  Between June 1998 and March 1999, we sold and issued 7,956,585 shares of our preferred stock for an aggregate consideration of $9,455,004. We sold 5,406,585 shares of Series A preferred stock in June 1998 at a price of $0.8055 per share and 2,550,000 shares of Series B preferred stock between December 1998 and March 1999 at a price of $2.00 per share. Each share of Series A preferred stock and Series B preferred stock converts into one share of common stock.

  The following table summarizes purchases, valued in excess of $60,000, of shares of preferred stock by our directors, executive officers and 5% stockholders:

                                                               Number of Shares
                                                              ------------------
                                                              Series A  Series B
                                                              --------- --------
Directors and Executive Officers
Ashutosh Roy.................................................        -- 750,000
Gunjan Sinha.................................................        -- 750,000

5% Stockholders
FW Ventures I, L.P........................................... 3,103,663 574,052
Fayez Sarofim Investment Partnership No. 5, L.P. ............   869,026 160,735

Business Relationships

  In May 1999, we issued FW Ventures I, L.P. a warrant to purchase 175,000 shares of common stock at a price of $0.20 per share in connection with financial advisory services rendered in connection with our acquisition of Sitebridge. Mark Wolfson, a director of eGain, is a limited partner of FW Ventures I, L.P.

  It is our current policy that all transactions between us and our officers, directors, 5% stockholders and their affiliates will be entered into only if these transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

  For information concerning indemnification of directors and officers, see "Management--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding beneficial ownership of common stock as of June 30, 1999, and as adjusted to reflect the sale of shares of common stock in this offering, by:

  . each person or entity known to us to own beneficially more than 5% of our common stock;

  .  each of our directors;

  .  each of the named executive officers; and

  .  all executive officers and directors as a group.

  Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

  Unless otherwise indicated, the address for the following stockholders is c/o eGain Communications Corporation, 624 East Evelyn Avenue, Sunnyvale, California 94086.

                                                     Percentage Owned(1)
                                   Total Shares ------------------------------
Name and Address of Beneficial     Beneficially
Owner                                 Owned     Before Offering After Offering
------------------------------     ------------ --------------- --------------

5% Stockholders:
FW Ventures I, L.P...............   3,852,715        18.4%
 201 Main Street, Suite 2600
 Ft. Worth, TX 76011

Fayez Sarofim Investment
 Partnership No. 5, L.P. ........   1,079,419         5.2
 Two Houston Center #2907
 Houston, TX 77010

Directors and Executive Officers:
Ashutosh Roy.....................   4,305,556        20.6
Gunjan Sinha.....................   4,305,556        20.6
Stephen E. Klann.................      82,271           *
Ryan M. Rosenberg (2)............     145,000           *
Eric N. Smit(3)..................     136,500           *
Mark A. Wolfson(4)...............          --           *
All directors and executive
 officers as a group
 (6 persons)(5)..................   8,974,883        42.9%

--------
 *  Less than 1%.
(1) Assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 20,907,178 shares of common stock
     outstanding as of June 30, 1999 and            shares outstanding
     immediately after completion of this offering.
(2) Includes 123,299 shares of common stock subject to eGain's right of repurchase.
(3) Includes 75,000 shares of common stock subject to eGain's right of repurchase.
(4) Excludes 3,852,715 shares beneficially owned by FW Ventures I, L.P., of which Mr. Wolfson is a limited partner.
(5) Includes 273,299 shares of common stock subject to eGain's right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, and after giving effect to the conversion of all outstanding preferred stock into common stock and the amendment of our certificate of incorporation, our authorized capital stock will consist of 50,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

Common Stock

  As of June 30, 1999, there were 20,907,178 shares of common stock outstanding, held by approximately 92 stockholders of record.

  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to the following:

  Dividends. Holders of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors from time to time may determine.

  Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

  Preemptive rights, conversion and redemption. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

  Liquidation, dissolution and winding-up. Upon liquidation, dissolution or winding-up of eGain, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefore, duly and validly issued, fully paid and nonassessable.

Preferred Stock

  The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

  The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could have the effect of delaying, deferring or preventing a change in control of eGain. We have no current plans to issue any shares of preferred stock.

Warrants

  In August 1998 and October 1998, we issued warrants to purchase an aggregate of 74,511 shares of our Series A preferred stock at an exercise price of $0.805 per share. These warrants expire between August 2005 and five years after the closing of this offering. In May 1999, we assumed warrants exercisable for the Series A preferred stock of Sitebridge Corporation in connection with our acquisition of Sitebridge Corporation. These warrants became exercisable for an aggregate of 121,006 shares of our Series C preferred stock at an exercise price of $0.9916 per share. Upon completion of this offering, all of our warrants to purchase preferred stock will convert into the right to purchase the equivalent number of shares of common stock at the same exercise price per share.

  In 1998, we also issued warrants to purchase 188,699 shares of Series A Preferred Stock at an exercise price of $0.8055 per share. In April 1999, we assumed a warrant to purchase common stock of Sitebridge Corporation that is exercisable for 30,440 shares of our common stock at an exercise price of $0.2754 per share. Each of these warrants will expire upon the closing of this offering.

Registration Rights

  Upon completion of this offering, the holders of 9,950,594 shares of common stock issuable upon conversion of the Series A, B and C preferred stock and upon the exercise of warrants have the right to cause us to register these shares under the Securities Act as follows:

  . Demand Registration Rights. Six months after this offering, the holders of a majority of the common stock issued upon conversion of Series A, B or C preferred stock may request that we register their shares with respect to all or part of their registrable securities having aggregate proceeds of at least $10,000,000.

  . Piggyback Registration Rights. The holders of registrable securities may request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others.

  . S-3 Registration Rights. The holders of at least thirty percent (30%) of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3, have not already effected such an S-3 registration within the past six (6) months, and if the aggregate proceeds are at least $1,000,000.

  Holders of an additional 7,111,112 shares of common stock have the piggyback registration rights and S-3 registration rights described above.

  Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Shares Eligible for Future Sale" and "Certain Transactions."

  eGain will pay all registration expenses, other underwriting discounts and commissions in connection with any registration. The registration rights terminate 5 years following the closing of this offering, or, with respect to each holder of registrable securities, when the holder can sell all of the holder's shares in any 90-day period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Certain Charter Provisions

 Delaware Takeover Statute

  We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to some exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, Section 203 defines an interested stockholder as any entity or person who, together with affiliates and associates owns, or within three years, did own beneficially 15% or more of the outstanding voting stock of the corporation.

 Certificate of Incorporation and Bylaws

  Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may:

  .  delay, defer or prevent a change in control of eGain;

  . discourage bids for the common stock at a premium over the market price of our common stock;

  . adversely affect the voting and other rights of the holders of our common stock; and

  . discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

  Our bylaws provide that:

  .  all stockholder action be taken at a stockholders' meeting; and

  . special meetings of stockholders may only be called by the chairman of the board, the chief executive officer or the board of directors.

  The provisions described above, together with the ability of the board of directors to issue preferred stock may have the effect of deterring a hostile takeover or delaying a change in control or management of eGain.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is             .

Listing

  We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "EGAN."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering there has been no public market for our common stock and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

  When this offering is completed, we will have a total of            shares of
common stock outstanding, assuming no exercise of outstanding options. The shares offered by this prospectus will be freely tradable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act of 1933. The remaining 21,104,510 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144.

Lock-up Agreements

  The holders of 20,907,178 shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

Rule 144

  In general, under Rule 144, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

  . 1% of the then outstanding shares of our common stock, which will equal
    approximately    upon completion of this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule 144 and subject to volume limitations, 16,073,242 of the restricted shares will be eligible for sale beginning 180 days after the date of the final prospectus, and the remaining restricted shares will become salable at various times thereafter.

Rule 144(k)

  A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in Reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up provisions and will only become eligible for sale upon the expiration of 180 days after the date of this prospectus.

Registration

  Following this offering, we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1997 Stock Option Plan, 1998 Stock Plan and our 1999 Employee Stock Purchase Plan. Based on the number of shares subject to outstanding options at June 30, 1999, and currently reserved for issuance under these plans, this registration statement would cover approximately 8,429,808 shares. This registration statement will automatically become effective upon filing. Accordingly, shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the expiration of the 180-day lock-up agreements. Also beginning 180 days after the date of this prospectus, holders of 9,952,409 shares of common stock will be entitled to registration rights. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Volpe Brown Whelan & Company, LLC, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       Number of
                                Underwriter                             Shares
                                -----------                            ---------
     BancBoston Robertson Stephens Inc................................
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Volpe Brown Whelan & Company, LLC................................
                                                                       ---------
       Total..........................................................
                                                                       =========

  We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not more than $     per share, of which $
may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to            additional shares of common stock at the initial
public offering price per share as we will receive for the            shares
that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, these additional shares will be sold by the underwriters on the same
terms as those on which the              shares are being sold. We will be
obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If this option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will
be $            , $           and $          , respectively.

  The following table summarizes the compensation to be paid to the underwriters by us:

                                                                 Total
                                                          -------------------
                                                           Without    With
                                                     Per    Over-     Over-
                                                    Share allotment allotment
                                                    ----- --------- ---------
   Underwriting discounts and commissions payable
    by us.......................................... $       $         $

  We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will
be approximately $    .

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-up Agreements. Each of our officers, directors and stockholders has agreed, for a period of 180 days after the date of this prospectus, that, subject to exceptions, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period.

  Future Sales. In addition, we have agreed that until 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc.:

  . consent to the disposition of any shares held by stockholders prior to the expiration of the lock-up period or

  . issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than (1) the sale of shares in this offering, (2) the issuance of common stock upon the exercise of outstanding warrants and options, and (3) the issuance of options under existing stock option and incentive plans. See "Shares Eligible for Future Sale."

  Listing. We have applied for quotation on the Nasdaq National Market under the symbol "EGAN."

  No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, our present state of development and other factors deemed relevant.

  Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Directed Share Program. At our request, the underwriters have reserved up to shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of eGain. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

  Selected legal matters with respect to the validity of the common stock offered by this prospectus are being passed upon for eGain by Pillsbury Madison & Sutro LLP, Palo Alto, California. Certain partners of Pillsbury Madison & Sutro LLP beneficially own an aggregate of 51,490 shares of eGain common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at June 30, 1998 and 1999, for the period from September 30, 1997 (inception) through June 30, 1998, and for the year ended June 30, 1999 as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

  Ernst & Young LLP, independent auditors, have audited the financial statements of Sitebridge Corporation (a development stage company) at December 31, 1997 and 1998, for the period from September 10, 1996 (inception) through December 31, 1997 and for the year ended December 31, 1998 and for the period from September 10, 1996 (inception) through December 31, 1998 as set forth in their report. The financial statements of Sitebridge Corporation (a development stage company) are included in the prospectus in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to eGain and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                        eGAIN COMMUNICATIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF eGAIN COMMUNICATIONS CORPORATION

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2

Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statement of Stockholders' Equity.............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

AUDITED FINANCIAL STATEMENTS OF SITEBRIDGE CORPORATION

Report of Ernst & Young LLP, Independent Auditors.......................... F-20

Balance Sheets............................................................. F-21

Statements of Operations................................................... F-22

Statement of Stockholders' Equity (Net Capital Deficiency)................. F-23

Statements of Cash Flows................................................... F-24

Notes to Financial Statements.............................................. F-25

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF eGAIN
COMMUNICATIONS CORPORATION AND SITEBRIDGE CORPORATION..................... F-33

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders eGain Communications Corporation

  We have audited the accompanying consolidated balance sheets of eGain Communications Corporation as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (September 10, 1997) to June 30, 1998 and for the year ended June 30, 1999. These financial statements are the responsibility of eGain Communications Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of eGain Communications Corporation at June 30, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period from inception (September 10, 1997) to June 30, 1998 and for the year ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young llp

Palo Alto, California
July 16, 1999
                        eGAIN COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                     Pro forma
                                                                   stockholders'
                                                June 30,             equity at
                                         ------------------------    June 30,
                                            1998         1999          1999
                                         ----------  ------------  -------------
                                                                    (unaudited)
                ASSETS
Current Assets:
  Cash and cash equivalents............  $3,830,692  $  1,265,147
  Accounts receivable..................          --       705,488
  Prepaid and other current assets.....      49,164       512,896
                                         ----------  ------------
    Total current assets...............   3,879,856     2,483,531
Property and equipment, net............     110,134     1,132,651
Goodwill and other purchased intangible
 assets, net...........................          --    20,689,972
Other assets...........................          --       153,884
                                         ----------  ------------
                                         $3,989,990  $ 24,460,038
                                         ==========  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank borrowings--line of credit......  $       --  $  1,000,000
  Accounts payable.....................     188,651       683,761
  Accrued compensation.................          --       343,471
  Accrued liabilities..................          --       474,757
  Deferred revenue.....................          --       302,119
  Current portion of notes payable.....          --       434,762
                                         ----------  ------------
    Total current liabilities..........     188,651     3,238,870
Notes payable, net of current portion..          --       221,093
Other long-term liabilities............          --        21,791
Commitments
Stockholders' Equity:
  Convertible preferred stock, $0.001
   par value, 10,035,887 shares
   authorized, issuable in series:
   5,406,585 and 9,566,378 shares
   issued and outstanding at June 30,
   1998 and 1999; no shares issued, or
   outstanding pro forma (aggregate
   liquidation preference of $7,172,056
   at June 30, 1999)...................   4,329,264    16,986,961  $         --
  Common stock, $0.001 par value,
   25,000,000 shares authorized,
   8,000,000 and 10,946,661 shares
   issued and outstanding at June 30,
   1998 and 1999; 20,513,039 shares
   issued and outstanding pro forma....     295,000     7,288,859        20,513
  Additional paid-in capital...........     446,947    18,044,416    42,299,723
  Notes receivable from stockholders...          --      (143,653)     (143,653)
  Deferred stock compensation..........    (331,434)   (8,956,117)   (8,956,117)
  Accumulated other comprehensive
   income..............................          --           757           757
  Accumulated deficit..................    (938,438)  (12,242,939)  (12,242,939)
                                         ----------  ------------  ------------
    Total stockholders' equity.........   3,801,339    20,978,284  $ 20,978,284
                                         ----------  ------------  ============
                                         $3,989,990  $ 24,460,038
                                         ==========  ============

                            See accompanying notes.

                        eGAIN COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Period from
                                                    inception
                                                  (September 10,
                                                     1997) to     Year ended
                                                     June 30,      June 30,
                                                       1998          1999
                                                  -------------- ------------
Revenue:
  Hosting........................................   $      --    $    137,385
  License fees...................................          --         473,450
  Service........................................       2,000         408,508
                                                    ---------    ------------
    Total revenue................................       2,000       1,019,343
Costs and expenses:
  Cost of revenue................................      52,481       1,772,159
  Sales and marketing............................     245,553       4,181,816
  Research and development.......................     313,894       2,095,784
  General and administrative.....................     214,052       1,234,865
  Amortization of goodwill and other intangible
   assets........................................          --       1,217,057
  Amortization of deferred compensation..........      58,258       1,817,266
                                                    ---------    ------------
    Total costs and expenses.....................     884,238      12,318,947
                                                    ---------    ------------
Loss from operations.............................    (882,238)    (11,299,604)
Interest income..................................       1,509         111,360
Interest and other expenses......................     (57,709)       (116,257)
                                                    ---------    ------------
Net loss.........................................   $(938,438)   $(11,304,501)
                                                    =========    ============
Basic and diluted net loss per share.............   $  (17.78)   $      (2.14)
                                                    =========    ============
Shares used in computing basic and diluted net
 loss per share..................................      52,778       5,294,736
                                                    =========    ============
Proforma basic and diluted net loss per share
 (unaudited).....................................                $      (0.93)
                                                                 ============
Shares used in computing proforma basic and
 diluted net loss per share (unaudited)..........                  12,153,444
                                                                 ============


                            See accompanying notes.

                       eGAIN COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                       Convertible                                           Notes                    Accumulated
                     Preferred Stock        Common Stock      Additional   Receivable    Deferred        Other
                  --------------------- ---------------------   Paid-In       From        Stock      Comprehensive Accumulated
                   Shares     Amount      Shares     Amount     Capital   Stockholders Compensation     Income       Deficit
                  --------- ----------- ---------- ---------- ----------- ------------ ------------  ------------- ------------
Issuance of
common stock to
founders........         -- $        --  8,000,000 $  295,000          --  $      --   $         --      $ --      $         --
Issuance of
Series A
convertible
preferred stock
for cash and
converion of
notes, net of
issuance costs
of $25,740......  5,406,585   4,329,264         --         --          --         --             --        --                --
Issuance of
warrant.........         --          --         --         --      57,255         --             --        --                --
Deferred stock
compensation....         --          --         --         --     389,692         --       (389,692)       --                --
Amortization of
deferred stock
compensation....         --          --         --         --          --         --         58,258        --                --
Net loss........         --          --         --         --          --         --             --        --          (938,438)
                  --------- ----------- ---------- ---------- -----------  ---------   ------------      ----      ------------
BALANCE AT JUNE
30, 1998........  5,406,585   4,329,264  8,000,000    295,000     446,947         --       (331,434)       --          (938,438)
Issuance of
Series B
convertible
preferred stock
for cash, net of
issuance costs
of $24,494......  2,550,000   5,075,506         --         --          --         --             --        --                --
Issuance of
common stock
upon exercise of
employee stock
options and
other issuances
under the 1998
Stock Plan......         --          --  1,491,147    167,500          --   (143,653)            --        --                --
Issuance of
Series C
preferred and
common stock in
exchange for
SiteBridge
preferred and
common stock....  1,609,793   7,582,191  1,455,514  6,826,359   7,098,225         --             --        --                --
Issuance of
options to
consultants for
services........         --          --         --         --      21,295         --             --        --                --
Issuance of
warrants........         --          --         --         --      36,000         --             --        --                --
Deferred stock
compensation....         --          --         --         --  10,441,949         --    (10,441,949)       --                --
Amortization of
deferred stock
compensation....         --          --         --         --          --         --      1,817,266        --                --
Comprehensive
loss:
Net loss........         --          --         --         --          --         --             --        --       (11,304,501)
Foreign currency
translation
adjustment......         --          --         --         --          --         --             --       757                --
Total
comprehensive
loss............         --          --         --         --          --         --             --        --                --
                  --------- ----------- ---------- ---------- -----------  ---------   ------------      ----      ------------
BALANCE AT JUNE
30, 1999........  9,566,378 $16,986,961 10,946,661 $7,288,859 $18,044,416  $(143,653)  $ (8,956,117)     $757      $(12,242,939)
                  ========= =========== ========== ========== ===========  =========   ============      ====      ============
                  Stockholders'
                     Equity
                  --------------
Issuance of
common stock to
founders........  $    295,000
Issuance of
Series A
convertible
preferred stock
for cash and
converion of
notes, net of
issuance costs
of $25,740......     4,329,264
Issuance of
warrant.........        57,255
Deferred stock
compensation....            --
Amortization of
deferred stock
compensation....        58,258
Net loss........      (938,438)
                  --------------
BALANCE AT JUNE
30, 1998........     3,801,339
Issuance of
Series B
convertible
preferred stock
for cash, net of
issuance costs
of $24,494......     5,075,506
Issuance of
common stock
upon exercise of
employee stock
options and
other issuances
under the 1998
Stock Plan......        23,847
Issuance of
Series C
preferred and
common stock in
exchange for
SiteBridge
preferred and
common stock....    21,506,775
Issuance of
options to
consultants for
services........        21,295
Issuance of
warrants........        36,000
Deferred stock
compensation....            --
Amortization of
deferred stock
compensation....     1,817,266
Comprehensive
loss:
Net loss........   (11,304,501)
Foreign currency
translation
adjustment......           757
                  --------------
Total
comprehensive
loss............   (11,303,744)
                  --------------
BALANCE AT JUNE
30, 1999........  $ 20,978,284
                  ==============

                            See accompanying notes.

                        eGAIN COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Period from
                                                    inception
                                                  (September 10,
                                                     1997) to     Year ended
                                                     June 30,      June 30,
                                                       1998          1999
                                                  -------------- ------------
Operating activities
  Net loss.......................................   $ (938,438)  $(11,304,501)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation.................................        7,000        279,400
    Amortization of goodwill and other intangible
     assets......................................           --      1,217,057
    Amortization of deferred compensation........       58,258      1,817,266
    Compensation related to consultant options...           --         21,295
    Amortization of loan discount associated with
     warrants....................................       57,255         14,000
    Changes in operating assets and liabilities:
      Accounts receivable........................           --       (653,988)
      Prepaid and other current assets...........      (49,164)      (456,307)
      Other assets...............................           --       (136,384)
      Accounts payable...........................      187,982        417,894
      Accrued compensation.......................          670        267,800
      Other accrued liabilities..................           --        409,645
      Deferred revenue...........................           --        302,119
      Other liabilities..........................           --         21,791
                                                    ----------   ------------
        Net cash used in operating activities....     (676,437)    (7,782,913)
                                                    ----------   ------------
Investing activities
  Purchases of property and equipment............     (117,134)    (1,258,162)
  Cash assumed in Sitebridge acquisition.........           --         78,321
                                                    ----------   ------------
        Net cash used in investing activities....     (117,134)    (1,179,841)
                                                    ----------   ------------
Financing activities
  Proceeds from loans............................           --      1,297,855
  Net proceeds from issuance of preferred stock..    4,329,263      5,075,507
  Proceeds from issuance of common stock ........      295,000         23,847
                                                    ----------   ------------
        Net cash provided by financing
         activities..............................    4,624,263      6,397,209
                                                    ----------   ------------
Net increase (decrease) in cash and cash
 equivalents.....................................    3,830,692     (2,565,545)
Cash and cash equivalents at beginning of
 period..........................................           --      3,830,692
                                                    ----------   ------------
Cash and cash equivalents at end of period.......   $3,830,692   $  1,265,147
                                                    ==========   ============
Supplemental disclosure of cash flow information
  Interest paid..................................   $       --   $    111,146
                                                    ==========   ============
Conversion of promissory notes to preferred
 stock...........................................   $  800,000   $         --
                                                    ==========   ============
Issuance of warrants in exchange for services in
 connection with the Sitebridge acquisition......   $       --   $    789,250
                                                    ==========   ============

                            See accompanying notes.

                        eGAIN COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

  eGain Communications Corporation ("eGain"), formerly known as Parsec Communications Corporation, is a developer of customer service infrastructure solutions for companies engaged in eCommerce. Businesses use eGain's applications to effectively manage high volumes of customer email as well as live Web-based interaction. eGain's email management system helps businesses route, track, analyze and respond to customer emails. eGain was incorporated in Delaware on September 10, 1997.

  During fiscal 1999, eGain commenced shipment of its principal products and emerged from the development stage. Although eGain is no longer in the development stage, eGain continues to be subject to many of the risks and challenges associated with companies in a comparable stage of development, including dependence on key individuals, competition from substitute products and from larger companies, successful marketing of its products and acceptance of its technology, successful development of product enhancements on a continuing basis and the need for adequate financing to support anticipated future growth.

  eGain has incurred cumulative losses totaling approximately $12,243,000 since its incorporation and expects to incur additional losses for the foreseeable future. eGain's current operating plan shows that eGain will continue to require additional capital to fund its operations and market its products. To date, eGain has financed its operations with the net proceeds from private sales of convertible preferred stock, bank borrowings and capital equipment financing. eGain plans to seek additional funding through public or private financing or other arrangements with third parties. If the financing arrangements contemplated by management are not consummated, eGain may have to seek other sources of capital or adjust its operating plan to delay or reduce the Company's expenditures and the scope of its operations.

Principles of Consolidation

  The consolidated financial statements include the accounts of eGain and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Revenue Recognition

  Revenue from hosting services is recognized ratably over the period of the agreement as services are provided. Hosting agreements are typically for a period of one year and automatically renew unless either party cancels the agreement.

                        eGAIN COMMUNICATIONS CORPORATION

  Revenue from license fees and from sales of software products is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant eGain obligations remain, the fee is fixed or determinable, and collectibility is probable.

  Service revenue is primarily comprised of revenue from consulting fees, maintenance agreements, and training. Service revenue from consulting and training billed on a time and materials basis is recognized as performed. Service revenue on fixed price service arrangements is recognized upon completion of specific contractual milestone events, or based on an estimated percentage of completion as work progresses. Maintenance agreements include the right to software updates on an if-and-when-available basis. Maintenance revenue is deferred and recognized on a straight-line basis as service revenue over the life of the related agreement, which is typically one year.

  Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

  eGain has adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97- 2"), and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"). SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersedes SOP 91-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on eGain's financial results.

  In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. eGain believes that the adoption of SOP 98-9 will not have a material effect on results of operations or financial condition.

Cash and Cash Equivalents

  eGain considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Cash equivalents consist primarily of money market accounts.

Concentration of Credit Risk and Significant Customers

  Financial instruments that subject eGain to concentrations of credit risk consist principally of cash investments and trade accounts receivable. eGain invests cash which is not required for immediate operating needs principally in money market funds, which bear minimal risk.

  eGain's customers are currently concentrated in the United States. eGain performs ongoing credit evaluations and generally does not require collateral.

                        eGAIN COMMUNICATIONS CORPORATION

  For the year ended June 30, 1999, two customers accounted for 15.6% and 10.8% of revenue. One customer represented all of the revenue for the period from inception (September 10, 1997) to June 30, 1998.

Property and Equipment

  Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, typically three years.

Goodwill and Purchased Intangible Assets

  Goodwill represents the excess of the purchase price over the estimated fair market value of tangible and intangible net assets acquired in a business combination. Goodwill and other purchased intangible assets are amortized on a straight-line basis over three years from the date of acquisition.

Advertising Costs

  Advertising costs are accounted for as expenses in the period in which they are incurred. Advertising expense for the period from inception (September 10, 1997) to June 30, 1998 and the year ended June 30, 1999 were approximately zero and $210,000, respectively.

Software Development Costs

  Software development costs are included in research and development and are expensed as incurred until the technological feasibility of the product is achieved. To date, the period between achieving technological feasibility and general availability of software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, eGain has not capitalized any software development costs.

Stock-Based Compensation

  eGain accounts for its stock-based compensation arrangements with employees using the intrinsic value method. Deferred stock-based compensation is recorded on the date of grant when the deemed fair value of the underlying common stock exceeds the exercise price for stock options.

Comprehensive Loss

  eGain adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), at June 30, 1999. Under SFAS 130, eGain is required to display comprehensive income and its components as part of the financial statements. Other comprehensive income includes certain changes in equity that are excluded from net income (loss). Total comprehensive loss (including foreign currency translation effects) is shown in the statement of stockholders' equity.

                        eGAIN COMMUNICATIONS CORPORATION

Segment Information

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. eGain adopted SFAS 131 effective July 1, 1998. eGain operates in one segment. Operating losses generated by the foreign operations of eGain and their corresponding identifiable assets were not material in any period presented. eGain's export revenue has not been material in any period presented.

Net Loss Per Share

  Basic and diluted net loss per share are presented in accordance with SFAS No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, ordinary shares and convertible preferred shares issued or granted for nominal consideration prior to the anticipated effective date of eGain's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, eGain has not had any issuances or grants for nominal consideration.

  Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Had eGain been in a net income position, diluted earnings per share would have included the shares used in the computation of basic net loss per share as well as the impact of common shares outstanding subject to repurchase and outstanding options and warrants to purchase an additional 511,000 and 2,699,928 shares, prior to the application of the treasury stock method, for the period from inception (September 10, 1997) to June 30, 1998 and the year ended June 30, 1999. Such shares have been excluded because they are antidilutive for all periods presented. Shares of convertible preferred stock have been excluded from the computation.

Pro Forma Net Loss Per Share (Unaudited)

  Pro forma net loss per share is computed using the weighted-average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of eGain's convertible preferred stock into shares of common stock, effective upon the closing of eGain's initial public offering as if such conversion occurred at the date of original issuance.

                        eGAIN COMMUNICATIONS CORPORATION

  A reconciliation of shares used in the calculation of basic and diluted and pro forma net loss per share follows:

                                                    Period from
                                                     inception
                                                   (September 10,  Year ended
                                                      1997) to      June 30,
                                                   June 30, 1998      1999
                                                   -------------- ------------
Net loss..........................................   $(938,438)   $(11,304,501)
                                                     ---------    ------------
Basic and diluted:
  Weighted-average shares of common stock
   outstanding....................................     153,846       8,757,398
  Less weighted-average shares subject to
   repurchase.....................................    (101,068)     (3,462,662)
                                                     ---------    ------------
  Shares used in computing basic and diluted net
   loss per share.................................      52,778       5,294,736
                                                     =========    ============
Basic and diluted net loss per share..............   $  (17.78)   $      (2.14)
                                                     =========    ============
Pro forma:
  Shares used above...............................                   5,294,736
  Pro forma adjustment to reflect weighted effect
   of assumed conversion of convertible preferred
   stock (unaudited)..............................                   6,858,708
                                                                  ------------
  Shares used in computing pro forma basic and
   diluted net loss per share (unaudited).........                  12,153,444
                                                                  ============
  Pro forma basic and diluted net loss per share
   (unaudited)....................................                $      (0.93)
                                                                  ============

Recent Accounting Pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the year ending June 30, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. eGain believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments and engage in hedging activities.

  In March 1998, the American Institute of Certified Public Accounts issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. eGain is required to adopt SOP No. 98-1 effective July 1, 1999. eGain believes that the adoption of SOP No. 98-1 will not have a material impact on its financial statements.

2. ACQUISITION OF SITEBRIDGE CORPORATION

  Effective April 30, 1999, eGain acquired Sitebridge Corporation
("Sitebridge"). In connection with the acquisition, eGain issued 1,609,793 shares of Series C convertible preferred stock, 1,455,514 shares of common stock, warrants to acquire 121,006 shares of preferred stock and stock options and

                        EGAIN COMMUNICATIONS CORPORATION
warrants to acquire 1,012,871 shares of common stock in exchange for all the outstanding preferred stock, common stock, and options and warrants to purchase shares of Sitebridge common and preferred stock. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Sitebridge have been included in the consolidated financial statements since the date of acquisition. Based on an independent appraisal, the fair market value of the equity securities issued in the acquisition was approximately $20,643,000. Transaction costs associated with the acquisition were approximately $864,000.

  The purchase price was allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the fair value of the net tangible and intangible assets acquired (goodwill) was approximately $20,457,000 and is being amortized on a straight-line basis over three years.

  In connection with the acquisition, net assets acquired were as follows (in thousands):

   Purchased intangible assets (including goodwill).................... $21,907
   Cash, receivables, and other assets.................................     155
   Property and equipment..............................................      43
   Liabilities assumed.................................................    (598)
                                                                        -------
     Net assets acquired............................................... $21,507
                                                                        =======

  Goodwill and purchased intangible assets include the following (in thousands):

                                                                         1999
                                                                        -------
   Goodwill............................................................ $20,457
   Developed technology................................................   1,050
   Workforce...........................................................     350
   Customer base.......................................................      50
                                                                        -------
                                                                         21,907
   Less accumulated amortization.......................................  (1,217)
                                                                        -------
                                                                        $20,690
                                                                        =======

  The following table presents the unaudited pro forma results assuming that eGain had merged with Sitebridge at the beginning of fiscal 1999. These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on July 1, 1998, or of future results of operations of the consolidated entities.

                                                                   Year ended
                                                                    June 30,
                                                                      1999
                                                                   -----------
   Revenue........................................................ $ 1,076,877
   Net loss....................................................... $19,126,753
   Basic and diluted net loss per share........................... $     (3.07)

                        eGAIN COMMUNICATIONS CORPORATION

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                June 30,
                                                           --------------------
                                                             1998       1999
                                                           --------  ----------
   Computers and equipment................................ $107,850  $1,215,244
   Furniture and fixtures.................................    9,284     188,807
   Leasehold improvements.................................       --      15,000
                                                           --------  ----------
                                                            117,134   1,419,051
   Less accumulated depreciation..........................   (7,000)   (286,400)
                                                           --------  ----------
   Property and equipment, net............................ $110,134  $1,132,651
                                                           ========  ==========

4. NOTES PAYABLE

  In August 1998, eGain obtained a $1,000,000 line of credit from a bank for equipment purchases and working capital financing. Borrowings under the line of credit are collateralized by all of eGain's assets and bear interest at the bank's prime rate plus 0.25%. At June 30, 1999, $1,000,000 was outstanding under this agreement. The entire balance is due on February 6, 2000.

  In October 1998, eGain obtained a $1,500,000 credit facility with a leasing company for equipment purchases. Borrowings under the credit facility are collateralized by certain fixed assets and bear an imputed interest rate of 13.68%. At June 30, 1999, eGain had borrowed approximately $342,000 under the credit facility, of which $297,855 was outstanding. Monthly payments of approximately $9,400 are due under existing borrowings through July 2002.

  In conjunction with the line of credit and equipment credit facilities, eGain issued warrants to purchase 74,511 shares of its Series A preferred stock at $0.8055 per share (see Note 6).

  In connection with the acquisition of Sitebridge, eGain assumed two promissory notes for a total amount of $380,000. The notes accrue interest at 5% per year and are payable on December 31, 2000.

  Long-term debt repayments are due as follows (in thousands):

   2000................................................................ $434,762
   2001................................................................  110,547
   2002................................................................  110,546
                                                                        --------
                                                                        $655,855
                                                                        ========

                        eGAIN COMMUNICATIONS CORPORATION

5. COMMITMENTS

Operating Lease Commitments

  eGain leases its facilities under noncancelable operating leases expiring in September 2003. Rent expense for facilities under operating leases was approximately $80,000 and $362,000 for the period from inception (September 10, 1997) to June 30, 1998 and the year ended June 30, 1999. Future minimal rental commitments under operating leases at June 30, 1999 are as follows:

   2000.............................................................. $1,049,578
   2001..............................................................  1,360,782
   2002..............................................................    647,197
   2003..............................................................    397,252
   2004..............................................................     85,244
                                                                      ----------
                                                                      $3,540,053
                                                                      ==========

6. STOCKHOLDERS' EQUITY

Convertible Preferred Stock

  Convertible preferred stock as of June 30, 1999 consisted of the following:

                                                       Noncumulative Liquidation
                                  Shares     Shares      Dividend    Preference
                                Authorized Outstanding   Per Share    Per Share
                                ---------- ----------- ------------- -----------
   Series A....................  5,707,043  5,406,585      $0.06       $0.8055
   Series B....................  2,600,000  2,550,000      $0.16         $2.00
   Series C....................  1,728,844  1,609,793      $0.08         $1.00
                                ----------  ---------
                                10,035,887  9,566,378
                                ==========  =========

                        eGAIN COMMUNICATIONS CORPORATION

  Each share of Series A, B, and C preferred stock is convertible, at the option of the holder, into a share of common stock, on a one-for-one basis, subject to adjustments for dilution, if any, resulting from future stock issuances. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which eGain receives at least $10,000,000 in gross proceeds and the price per share is at least $5.00 (subject to adjustment for a recapitalization or certain other stock adjustments). Each share of Series A, B, and C preferred stock has voting rights equal to one share common stock on an as-if-converted basis.

  No dividends have been declared or paid through June 30, 1999. Under the terms of the bank line of credit, eGain is prohibited from paying a dividend.

  The Series A, B, and C preferred stockholders are entitled to receive, upon liquidation, a distribution of $0.8055, $2.00, and $1.00 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. The Series A and B stockholders are entitled to receive liquidation preferences prior to any distribution to the Series C stockholders. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per-share basis among the common stockholders and the Series A, B, and C preferred stockholders until the Series A, B, and C preferred stockholders have received an aggregate amount of $2.81925, $6.00, and $2.00 per share.

Common Stock

  eGain has issued shares of common stock to founders which are subject to eGain's right to repurchase upon termination of employment. The repurchase rights lapse ratably over a period of two years from the date of issuance. At June 30, 1998 and 1999, 5,333,334 and 2,666,666 shares were subject to repurchase.

  At June 30, 1999, common stock was reserved for issuance as follows:

   Conversion of preferred stock...................................  9,566,378
   Exercise of outstanding stock options...........................  2,524,928
   Shares of common stock available for grant under the 1998 Stock
    Plan...........................................................    567,004
   Exercise of preferred and common stock warrants outstanding.....    591,471
                                                                    ----------
                                                                    13,249,781
                                                                    ==========

  Certain option holders have exercised options to purchase shares of restricted common stock in exchange for five-year, full recourse promissory notes. The notes bear interest ranging from 4.5% to 5.5% and expire at various dates through June 2004. eGain has the right to repurchase all unvested shares at the original exercise price upon employee termination. The number of shares subject to this repurchase right decreases as the shares vest under the original option terms, generally four years. As of June 30, 1999, there were shares 1,149,813 subject to repurchase.

                        eGAIN COMMUNICATIONS CORPORATION
  eGain effected a two-for-one stock split of its common stock on June 23, 1998. All share and per share amounts have been adjusted to reflect the stock split.

Warrants

  Warrants to purchase 188,699 shares of Series A preferred stock for a price of $0.8055 per share were issued in connection with the issuance of convertible promissory notes in fiscal year 1998. The convertible promissory notes were subsequently converted into Series A preferred stock. The warrants expire within two to three years from the date of issuance or upon the closing of a public offering by eGain. The fair value was appraised at the date of issuance and additional interest expense of approximately $57,000 was recorded.

  Warrants to purchase 74,511 shares of Series A preferred stock for a price of $0.8055 per share were issued in connection with the line of credit and equipment credit facilities entered into during fiscal year 1999. The warrants expire seven years from the date of issuance. The warrants were appraised at the date of issuance and additional interest expense of $36,000 is being amortized to interest expense over the term of the loans. During the year ended June 30, 1999, $14,000 of the additional interest expense was amortized.

  A warrant to purchase 175,000 shares of common stock at a price of $0.20 per share was issued to FW Ventures I, L.P. in connection with financial advisory services rendered in connection with the acquisition of Sitebridge. Mark Wolfson, a director of eGain, is a limited partner of FW Ventures I, L.P. The warrant expires in July 2002 and is exercisable at any time prior to the closing of a public offering by eGain. The fair value was appraised at the date of issuance as $789,250 and has been included in the acquisition costs (see
Note 2).

  Warrants to purchase 121,006 shares of Series C preferred stock for a price of $0.9916 per share and 30,440 shares of common stock for a price of $0.2754 per share were assumed by eGain in connection with its acquisition of Sitebridge. The warrants expire at various dates through May 2003. The fair value of the warrants was appraised at the date of issuance and an amount of $1,100,000 was included as part of the purchase consideration for Sitebridge (see Note 2).

1998 Stock Plan

  In June 1998, the board of directors adopted the 1998 Stock Plan (the "Plan"), which provides for issuance to purchase options of common stock to eligible participants. Options granted under the Plan may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to eligible participants at exercise prices of no less than 85% of the fair value of the common stock on the grant date as determined by the board of directors. Options are generally exercisable upon grant, subject to repurchase rights by eGain until vested.

  Pro forma information regarding net loss is required by SFAS 123, and has been determined as if eGain had accounted for its employee stock options under the fair value method as specified by SFAS 123. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: no dividends; an expected life of 3.5 years; and a risk-free interest rate of approximately 5.65% and 5.72% for the periods ended June 30, 1998 and 1999.

                        eGAIN COMMUNICATIONS CORPORATION

  Options generally vest ratably over a period of four years. Options may be granted with different vesting terms at the discretion of the board of directors. Options are generally exercisable for a term of ten years after the date of grant.

  The effect of applying the FASB statement's minimum value method to eGain's stock options granted did not result in pro forma net loss amounts that are materially different from the reported historical amounts. Therefore, such pro forma information is not separately presented herein. Future pro forma net income (loss) results may be materially different from actual amounts reported.

  A summary of activity under eGain's stock option plan was as follows:

                                                                       Weighted-
                                                 Shares                 Average
                                               Available               Exercise
                                               for Grant    Options      Price
                                               ----------  ----------  ---------
Shares authorized for issuance................  2,000,000
  Options granted.............................   (511,000)    511,000    $0.05
                                               ----------  ----------
Balance at June 30, 1998......................  1,489,000     511,000    $0.05
  Additional authorization....................  1,500,000          --
  Options granted............................. (2,666,101)  2,666,101    $0.24
  Options exercised...........................         --  (1,447,396)   $0.12
  Options cancellations.......................    249,105    (249,105)   $0.08
  Repurchases.................................     75,000          --
                                               ----------  ----------
Balance at June 30, 1999......................    647,004   1,480,600    $0.24
                                               ==========  ==========

  In connection with the acquisition of Sitebridge, eGain assumed options to purchase 1,119,328 shares of common stock, of which 982,431 are outstanding at June 30, 1999.

                       Options Outstanding                   Options Exercisable
               -----------------------------------------   ---------------------------
                              Weighted-
                               Average       Weighted-       Options       Weighted-
                              Remaining       Average      Exercisable      Average
 Exercise       At June      Contractual     Exercise      at June 30,     Exercise
Price Range    30, 1999         Life           Price          1999           Price
-----------    ---------     -----------     ---------     -----------     ---------
                             (In years)
$0.02-$0.05      246,544        8.04           $0.02         116,877         $0.02
$0.10-$0.20    1,371,237        8.47           $0.14         590,809         $0.14
$0.25-$0.50      845,250        9.94           $0.46          23,167         $0.45
               ---------                                     -------
               2,463,031        8.92           $0.24         730,853         $0.23
               =========                                     =======

  The weighted-average fair value of options granted during the period from inception (September 10, 1997) to June 30, 1998 was $0.01. It was $0.06 per share for options granted during the fiscal year ended June 30, 1999.

                        eGAIN COMMUNICATIONS CORPORATION

Stock Compensation

  The Company recorded deferred compensation of $389,692 and $10,441,949 during the periods ended June 30, 1998 and 1999, respectively, for the difference between the exercise price and the deemed fair value of certain stock options granted by eGain. These amounts are being amortized by charges to operations on a graded vesting method over the vesting periods of the individual stock options. Such amortization amounted to $58,258 and $1,817,266 for the periods ended June 30, 1998 and 1999, respectively.

7. INCOME TAXES

  Due to operating losses and the inability to recognize the benefits from the resulting net operating losses, there is no provision for income taxes for the period from inception (September 10, 1997) to June 30, 1998 or for the year ended June 30, 1999.

  As of June 30, 1999, eGain had federal net operating loss carryforwards of approximately $11,000,000. eGain also had federal research and development credit carryforwards of approximately $100,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2011 through 2019, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of eGain's deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

                                                               As of June 30,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
   Deferred tax assets:
     Net operating loss carryforwards......................... $  300  $  4,300
     Research credits.........................................     --       100
     Deferred compensation....................................     --       900
     Other individually immaterial items......................     --       100
                                                               ------  --------
       Total deferred tax assets..............................    300     5,400
       Valuation allowance for deferred tax assets............   (300)   (4,900)
                                                               ------  --------
   Net deferred tax assets.................................... $   --  $    500
   Deferred tax liabilities:
   Other intangibles..........................................     --      (500)
                                                               ------  --------
                                                               $   --  $     --
                                                               ======  ========

                        eGAIN COMMUNICATIONS CORPORATION

  SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes eGain's historical operating performance and the reported cumulative net losses through June 30, 1999, eGain has provided a full valuation allowance against its net deferred tax assets.

  The net valuation allowance increased by $300,000 during the year ended June 30, 1998.

8. SUBSEQUENT EVENTS (UNAUDITED)

Initial Public Offering

  In July 1999, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering ("IPO"). If the offering is consummated under the terms presently anticipated, all of the currently outstanding convertible preferred stock will convert to shares of common stock upon the closing of the IPO on a one-for-one basis. The effect of this conversion has been reflected as unaudited pro forma stockholders' equity in the accompanying consolidated balance sheet at June 30, 1999.

1999 Employee Stock Purchase Plan

  The Company's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by the stockholders in July 1999 to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 750,000 shares of common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first and last days of the applicable six month offering period.

Increase in Option Pool

  In July 1999, the board of directors authorized and the stockholders approved an increase of 3,000,000 shares for issuance under eGain's stock option plan and granted approximately 773,000 options to purchase common stock to employees and consultants.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sitebridge Corporation

  We have audited the accompanying balance sheets of Sitebridge Corporation (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for the period from inception (September 10, 1996) to December 31, 1997, the year ended December 31, 1998, and the period from inception (September 10, 1996) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sitebridge Corporation (a development stage company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (September 10, 1996) to December 31, 1997, the year ended December 31, 1998, and the period from inception (September 10, 1996) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP
Palo Alto, California
July 16, 1999

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                                 BALANCE SHEETS

                                                            December 31,
                                                        ----------------------
                                                          1997        1998
                                                        ---------  -----------
Assets
Current assets:
  Cash and cash equivalents............................ $  71,695  $   141,191
  Accounts receivable..................................        --       26,122
  Other current assets.................................     1,500       22,547
                                                        ---------  -----------
Total current assets...................................    73,195      189,860
Property and equipment, net............................     5,040       47,354
Other long-term assets.................................        --       10,500
                                                        ---------  -----------
                                                        $  78,235  $   247,714
                                                        =========  ===========
Liabilities and stockholders' equity (net capital
 deficiency)
Current liabilities:
  Accounts payable and accrued liabilities............. $   9,824  $    33,112
  Deferred revenue.....................................        --       37,045
  Payable to stockholder...............................    10,500           --
                                                        ---------  -----------
Total current liabilities..............................    20,324       70,157
Notes payable..........................................   348,305      430,000
Commitments
Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $0.001 par value,
   1,200,000 shares authorized, issuable in series;
   822,600 shares issued and outstanding at December
   31, 1998 (aggregate liquidation preference of
   $1,480,680 at December 31, 1998)....................        --    1,456,573
  Common stock, $0.001 par value, 4,000,000 shares
   authorized, 777,900 and 801,900 shares issued and
   outstanding at December 31, 1997 and 1998...........    15,195       21,195
  Additional paid-in capital...........................        --       60,000
  Accumulated deficit.................................. (305,589)   (1,790,211)
                                                        ---------  -----------
Stockholders' equity (net capital deficiency)..........  (290,394)    (252,443)
                                                        ---------  -----------
                                                        $  78,235  $   247,714
                                                        =========  ===========

                            See accompanying notes.

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                         Period from inception               Period from inception
                         (September 10, 1996)   Year ended   (September 10, 1996)
                            to December 31,    December 31,     to December 31,
                                 1997              1998              1998
                         --------------------- ------------  ---------------------
Revenue:
  License...............       $      --       $    59,800        $    59,800
  Service...............              --            50,612             50,612
                               ---------       -----------        -----------
    Total revenue.......              --           110,412            110,412
                               ---------       -----------        -----------
  Costs and expenses:
  Cost of revenues......              --           144,073            144,073
  Research and
   development..........         181,994           792,404            974,398
  Sales, general and
   administrative.......         113,175           588,463            701,638
                               ---------       -----------        -----------
    Total costs and
     expenses...........         295,169         1,524,940         (1,820,109)
                               ---------       -----------        -----------
Loss from operations....        (295,169)       (1,414,528)        (1,709,697)
Interest and other
 expense, net...........         (10,420)          (70,094)           (80,514)
                               ---------       -----------        -----------
Net loss................       $(305,589)      $(1,484,622)       $(1,790,211)
                               =========       ===========        ===========
Basic and diluted net
 loss per share.........       $   (1.06)      $     (1.88)
                               =========       ===========
Weighted-average shares
 outstanding............         289,168           788,701
                               =========       ===========



                            See accompanying notes.

                            SITEBRIDGE CORPORATION
                         (a development stage company)

          STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                   Total
                                                                                               Stockholders'
                          Convertible Preferred Stock  Common Stock   Additional                Equity (Net
                          --------------------------- ---------------  Paid-In   Accumulated      Capital
                            Shares        Amount      Shares  Amount   Capital     Deficit      Deficiency)
                          --------------------------- ------- ------- ---------- ------------  -------------
Issuance of common stock
to founders for
technology and cash in
October 1996............           -- $            -- 720,000 $ 6,000  $    --   $         --   $    6,000
Issuance of common stock
for cash in January
through October 1997 at
per share prices of
$0.03 and $0.25.........           --              --  57,900   9,195       --             --        9,195
Net loss and
comprehensive loss......           --              --      --      --       --       (305,589)    (305,589)
                          ----------- --------------- ------- -------  -------   ------------   ----------
Balance at December 31,
1997....................           --              -- 777,900  15,195       --       (305,589)    (290,394)
Issuance of Series A
preferred stock at $1.80
per share in May 1998,
net of issuance costs of
$24,131.................      822,600       1,456,573      --      --       --             --    1,456,573
Issuance of warrant in
May 1998................           --              --      --      --   60,000             --       60,000
Issuance of common stock
for cash in January
through June 1998 at per
share price of $0.25....           --              --  24,000   6,000       --             --        6,000
Net loss and
comprehensive loss......           --              --      --      --       --     (1,484,622)  (1,484,622)
                          ----------- --------------- ------- -------  -------   ------------   ----------
Balance at December 31,
1998....................      822,600 $     1,456,573 801,900 $21,195  $60,000   $ (1,790,211)  $ (252,443)
                          =========== =============== ======= =======  =======   ============   ==========

                            See accompanying notes.

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                     Period from                  Period from
                                      inception                    inception
                                    (September 10,               (September 10,
                                       1996) to     Year ended      1996) to
                                     December 31,  December 31,   December 31,
                                         1997          1998           1998
                                    -------------- ------------  --------------
Operating activities:
Net loss..........................    $ (305,589)  $ (1,484,622)  $ (1,790,211)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Depreciation....................         3,960          7,630         11,590
  Accrued interest converted to
   preferred stock................            --         19,602         19,602
  Warrant amortization............            --         60,000         60,000
  Changes in operating assets and
   liabilities:
    Accounts receivable...........            --        (26,122)       (26,122)
    Other assets..................        (1,500)       (31,547)       (33,047)
    Accounts payable and accrued
     liabilities..................         9,824         23,288         33,112
    Deferred revenue..............            --         37,045         37,045
                                      ----------   ------------   ------------
      Net cash used in operating
       activities.................      (293,305)    (1,394,726)    (1,688,031)
                                      ----------   ------------   ------------
Investing activities:
  Purchases of property and
   equipment......................        (9,000)       (49,944)       (58,944)
                                      ----------   ------------   ------------
      Net cash used in investing
       activities.................        (9,000)       (49,944)       (58,944)
                                      ----------   ------------   ------------
Financing activities:
  Proceeds from issuance of
   preferred stock................            --      1,088,666      1,088,666
  Proceeds from issuance of common
   stock..........................        15,195          6,000         21,195
  Proceeds from issuance of notes
   payable........................       348,305        430,000        778,305
  Loan from stockholder...........        10,500        (10,500)            --
                                      ----------   ------------   ------------
      Net cash provided by
       financing activities.......       374,000      1,514,166      1,888,166
                                      ----------   ------------   ------------
Net increase in cash and cash
 equivalents......................        71,695         69,496        141,191
Cash and cash equivalents at
 beginning of period..............            --         71,695             --
                                      ----------   ------------   ------------
Cash and cash equivalents at end
 of period........................    $   71,695   $    141,191   $    141,191
                                      ==========   ============   ============
Supplemental disclosure of cash
 flow information
Promissory notes and accrued
 interest converted into preferred
 stock............................    $       --   $    561,184   $    561,184
                                      ==========   ============   ============
Issuance of warrant...............    $       --   $     60,000   $     60,000
                                      ==========   ============   ============

                            See accompanying notes.

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

  Sitebridge Corporation ("Sitebridge"), formerly known as Social Science, Inc., develops and deploys mission-critical, Internet-based, front-office applications for sales and service organizations and was incorporated in Delaware on September 10, 1996. The operating results for the period from inception to December 31, 1996 were not material. Sitebridge conducts its business within one industry segment and all operations through December 31, 1998 were based in the United States.

  Since inception, Sitebridge has been engaged primarily in research and development activities in connection with the development of its products. Other activities have included raising capital, recruiting managerial and technical personnel, and establishment of business development and marketing organizations. Accordingly, Sitebridge was classified as a development stage enterprise at December 31, 1998.

  On April 30, 1999, eGain Communications Corporation ("eGain"), acquired Sitebridge (see Note 5). To date, Sitebridge has financed its operations with the net proceeds from private placements of its equity securities. Additional financing through eGain will be required to fund Sitebridge's operations and market its products.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Cash and Cash Equivalents

  Sitebridge considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents.

Concentration of Credit Risk and Significant Customers

  Financial instruments that subject Sitebridge to concentrations of credit risk consist principally of cash investments and accounts receivable. Sitebridge invests cash which is not required for immediate operating needs principally in money market funds, which bear minimal risk.

  At December 31, 1998, 3 customers represented 84% of the total balance of accounts receivable. For the year ended December 31, 1998, 3 customers accounted for 27%, 15%, and 9% of total revenue.

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Property and Equipment

  Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, typically three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

Revenue Recognition

  Revenue from license fees and from sales of software products is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant Sitebridge obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable. Revenue is deferred in cases where the license arrangement calls for future delivery of products or services for which Sitebridge does not have vendor-specific objective evidence to allocate a portion of the total fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements are delivered or vendor-specific objective evidence of the undelivered elements becomes available.

  Service revenue consists of consulting services, training, and maintenance, which includes product updates and technical support. Consulting service and training revenue is generally recognized as services are performed. Maintenance revenue is recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training, and maintenance, these separate elements are unbundled from the arrangement based on the element's relative fair value.

Software Development Costs

  Software development costs are included in research and development and are expensed as incurred until technological feasibility is achieved. To date, the period between achieving technological feasibility and general availability of software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, Sitebridge has not capitalized any software development costs.

Stock-Based Compensation

  Sitebridge accounts for its stock-based compensation arrangements with employees using the intrinsic value method. Deferred stock-based compensation is recorded on the date of grant when the deemed fair value of the underlying common stock exceeds the exercise price for stock options.

Comprehensive Loss

  SiteBridge has no material components of other comprehensive loss and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

Net Loss Per Share

  Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Had Sitebridge been in a net income

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

position, diluted earnings per share would have included the shares used in the computation of basic net loss per share as well as the impact of outstanding options and warrants to purchase an additional 291,035 and 586,806 shares, prior to the application of the treasury stock method, for the period from inception (September 10, 1996) to December 31, 1997 and the year ended December 31, 1998. Such shares have been excluded because they are antidilutive for all periods presented. Shares of convertible preferred stock have been excluded from the computation.

  A reconciliation of shares used in the calculation of basic and diluted net loss per share follows:

                                                    Period from
                                                     inception
                                                   (September 10,
                                                      1996) to     Year ended
                                                    December 31,  December 31,
                                                        1997          1998
                                                   -------------- ------------
   Net loss.......................................   $(305,589)   $(1,484,622)
                                                     ---------    -----------
   Basic and diluted:
     Weighted-average shares of common stock
      outstanding.................................     851,668      1,171,201
     Less weighted-average shares subject to
      repurchase..................................    (562,500)      (382,500)
                                                     ---------    -----------
     Shares used in computing basic and diluted
      net loss per share..........................     289,168        788,701
                                                     =========    ===========
   Basic and diluted net loss per share...........   $   (1.06)   $     (1.88)
                                                     =========    ===========

Recent Accounting Pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will be effective for the year ending December 31, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. Sitebridge believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments and engage in hedging activities.

  In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Sitebridge is required to implement SOP 98-1 for the year ending December 31, 2000. Adoption of SOP 98-1 is expected to have no material impact on SiteBridge's financial condition or results of operations.

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  December 31,
                                                                 --------------
                                                                  1997   1998
                                                                 ------ -------
   Furniture and equipment...................................... $9,000 $43,944
   Leasehold improvements.......................................     --  15,000
                                                                 ------ -------
                                                                  9,000  58,944
   Less accumulated depreciation................................  3,960  11,590
                                                                 ------ -------
   Property and equipment, net.................................. $5,040 $47,354
                                                                 ====== =======

3. CONVERTIBLE BRIDGE NOTES

  In 1997 and 1998, Sitebridge issued convertible bridge notes to investors. The convertible notes accrued interest at a rate of 5.63% per year and were convertible into preferred stock at the Company's option. In May 1998, convertible notes in the amount of $541,582 plus accrued interest of $19,602 were exchanged for 311,769 shares of Series A convertible preferred stock at a price of $1.80 per share.

  In October 1998, Sitebridge issued a convertible bridge note in the amount of $250,000 which was outstanding at December 31, 1998. The convertible note accrued interest at 5.06% per year and was convertible into preferred stock at a price of $4.00 per share. The principle and accrued interest related to the note was converted into 64,302 shares of Series A convertible preferred stock in April 1999.

  In December 1998, Sitebridge issued a promissory note in the amount of $180,000 which was outstanding at December 31, 1998. The note accrues interest at 5.0% per year and is payable on January 31, 2000, as amended.

  In connection with the issuance of the convertible notes, Sitebridge issued warrants to purchase both preferred and common stock (see Note 5).

4. COMMITMENTS

Operating Lease Commitments

  Sitebridge leases its facilities under noncancelable operating leases expiring in March 2003. Rent expense for facilities under operating leases was $13,859 and $45,660 for the period from inception (September 10, 1996) to December 31, 1997 and the year ended December 31, 1998. Future minimal rental commitments under operating leases at December 31, 1998 are as follows:

   1999................................................................ $ 67,500
   2000................................................................   70,500
   2001................................................................   76,500
   2002................................................................   78,000
   2003................................................................   19,500
                                                                        --------
                                                                        $312,000
                                                                        ========

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5. STOCKHOLDERS' EQUITY

Convertible Preferred Stock

  Sitebridge's Certificate of Incorporation provides for the issuance of up to 1,200,000 shares of convertible preferred stock, 889,667 shares of which have been designated as Series A.

  Each share of Series A preferred stock is convertible, at the option of the holder, into a share of common stock, on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which Sitebridge receives at least $15,000,000 in net proceeds and the price per share is at least $1.80 (subject to adjustment for a recapitalization or certain other stock adjustments).

  Series A preferred stockholders are entitled to annual noncumulative dividends, before and in preference to any dividends paid on common stock, when and as declared by the board of directors. No dividends have been declared through December 31, 1998.

  The Series A preferred stockholders are entitled to receive, upon liquidation or merger, a distribution of $1.80 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per-share basis among the common stockholders and the Series A preferred stockholders.

  The Series A preferred stockholders have voting rights equal to the common shares they would own upon conversion.

  As of December 31, 1998, Sitebridge has reserved 960,102 shares of common stock for issuance upon conversion of its Series A preferred stock.

Common Stock

  In October 1996, Sitebridge issued 720,000 shares of common stock to founders for technology and cash. The common stock is subject to repurchase upon termination of employment. Sitebridge's repurchase right lapses ratably over four years with respect to such shares. At December 31, 1998, approximately 315,000 shares were subject to repurchase.

Warrants

  Sitebridge had the following warrants to purchase shares of preferred and common stock outstanding at December 31, 1998:

Number of                           Exercise Price              Expiration of
 Shares           Stock Type          Per Share    Date Issued    Warrants
---------  ------------------------ -------------- ------------ -------------
 66,667    Series A preferred stock     $1.80          May 1998 May 2003
 16,771    Common stock                 $0.50      October 1998 October 2001

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  Outstanding warrants are exercisable immediately prior to the close of business on the date of its surrender. The warrants were appraised at the date of issuance or the date when all terms were fixed, and additional interest expense of $60,000 was recorded during 1998.

  Warrants to purchase 36,109 shares of Series A preferred stock were exercised in 1998 as part of the Series A preferred stock financing.

1997 Stock Plan

  In May 1997, the board of directors adopted the 1997 Stock Plan (the "Plan") for issuance of options of common stock to eligible participants. Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to eligible participants at exercise prices as determined by the plan administrator. Options are generally exercisable upon grant, subject to repurchase rights by Sitebridge until vested. Options generally vest at the rate of 25% after one year from the date of grant, with the remaining balance vesting monthly over the next four years with a term of 10 years. Sitebridge has reserved 650,000 shares of common stock for the grant of options under the Plan.

  Pro forma information regarding net loss is required by SFAS 123, and has been determined as if Sitebridge had accounted for its employee stock options under the fair value method as specified by SFAS 123. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions: no dividends; an expected life of five years; and a risk-free interest rate of approximately 5.5% for the periods ended December 31, 1997 and 1998.

  The effect of applying the FASB statement's minimum value method to Sitebridge's stock options granted did not result in pro forma net loss amounts that are materially different from the reported historical amounts. Therefore, such pro forma information is not separately presented herein. Future pro forma net income (loss) results may be materially different from actual amounts reported.

  A summary of activity under Sitebridge's stock plan was as follows:

                                                                  Weighted-
                                      Shares Available             Average
                                         for Grant     Options  Exercise Price
                                      ---------------- -------  --------------
   Shares authorized for issuance....      220,000          --
     Additional authorization........      150,000          --
     Options granted.................     (296,035)    296,035      $0.17
     Options canceled................        5,000      (5,000)     $0.25
                                          --------     -------
   Balance at December 31, 1997......       78,965     291,035      $0.17
     Additional authorization........      280,000         --
     Options granted.................     (347,597)    347,597      $0.25
     Options canceled................       68,542     (68,542)     $0.25
                                          --------     -------
   Balance at December 31, 1998......       79,910     570,090      $0.21
                                          ========     =======

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


          Options Outstanding
     --------------------------------             Weighted-
                         Options                   Average                  Options
     Exercise         Outstanding at              Remaining              Exercisable at
      Price            December 31,              Contractual              December 31,
      Range                1998                     Life                      1998
     --------         --------------             -----------             --------------
                                                 (In years)
     $0.03               102,774                    7.62                         --
     $0.25               467,316                    9.19                     63,170

  The weighted-average fair value of options granted during the period ended December 31, 1997 was $0.03. It was $0.04 per share for options granted during the year ended December 31, 1998.

6. INCOME TAXES

  As of December 31, 1998, Sitebridge had federal net operating loss carryforwards of approximately $1,700,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2011 through 2018, if not utilized.

  Utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  As of December 31, 1997 and 1998, Sitebridge had deferred tax assets of approximately $100,000 and $900,000. The net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by $800,000 during the year ended December 31, 1998. Deferred tax assets relate primarily to net operating loss carryforwards, and deferred compensation not currently deductible.

  SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes Sitebridge's historical operating performance and the reported cumulative net losses through December 31, 1998, Sitebridge has provided a full valuation allowance against its net deferred tax assets.

                             SITEBRIDGE CORPORATION
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


7. SUBSEQUENT EVENTS (UNAUDITED)

Borrowings

  During 1999, Sitebridge issued a promissory note in the amount of $200,000, which accrues interest at 5% per year and is payable on January 31, 2000.

Acquisition

  On April 30, 1999, eGain acquired all the outstanding shares of Sitebridge's common and preferred stock. Outstanding options and warrants to purchase Sitebridge's common and preferred stock have been assumed by eGain.

          eGAIN COMMUNICATIONS CORPORATION AND SITEBRIDGE CORPORATION

                              UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

  On April 30, 1999, eGain Communications Corporation ("eGain") completed the acquisition of Sitebridge Corporation ("Sitebridge"). The acquisition of Sitebridge has been accounted for as a purchase. Accordingly, the results of operations of Sitebridge have been included in the consolidated statement of operations of eGain commencing on the date of acquisition.

  The accompanying pro forma condensed combined statement of operations for eGain's year ended June 30, 1999 assumes that the acquisition took place as of the beginning of fiscal 1999 and combined Sitebridge's statement of operations for the ten months ended April 30, 1999 with eGain's consolidated statement of operations for the fiscal year ended June 30, 1999.

  The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the date indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based on the information available at the time of the printing of this prospectus.

          eGAIN COMMUNICATIONS CORPORATION AND SITEBRIDGE CORPORATION

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                           Year Ended     Ten Months
                            June 30,        Ended
                              1999      April 30, 1999
                          ------------  --------------
                                                        Pro Forma       Pro Forma
                             eGain        Sitebridge   Adjustments       Combined
                          ------------  -------------- -----------     ------------
Revenue.................  $  1,019,343   $    57,534   $        --     $  1,076,877
Costs and expenses:
 Cost of revenue........     1,772,159       126,060            --        1,898,219
 Research and
  development...........     2,095,784       982,549            --        3,078,333
 Sales, general and
  administrative........     5,416,681       678,006            --        6,094,687
 Amortization...........     3,034,323            --     6,085,286 (A)    9,119,609
                          ------------   -----------   -----------     ------------
  Total costs and
   expenses.............    12,318,947     1,786,615     6,085,286       20,190,848
                          ------------   -----------   -----------     ------------
  Loss from operations..   (11,299,604)   (1,729,081)   (6,085,286)     (19,113,971)
 Interest and other
  expenses, net.........        (4,897)       (7,885)                       (12,782)
                          ------------   -----------   -----------     ------------
  Net loss..............  $(11,304,501)  $(1,736,966)  $(6,085,286)    $(19,126,753)
                          ============   ===========   ===========     ============
Basic and diluted net
 loss per share.........  $      (2.14)                                $      (3.07)(B)
                          ============                                 ============
Shares used in computing
 basic and diluted net
 loss per share.........     5,294,736                                    6,239,366 (B)
                          ============                                 ============


                             See accompanying notes

                   Notes to the Unaudited Pro Forma Condensed
                         Combined Financial Information

  The total estimated purchase price of the acquisition has been allocated to acquired assets and liabilities based on estimates of their fair values. The excess of the purchase price over the fair value of the tangible and intangible net assets acquired has been allocated to goodwill.

  The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended June 30, 1999, assume the acquisition occurred as of July 1, 1998 and are as follows:

(A) To reflect the amortization of goodwill and other intangible assets resulting from the acquisition. The goodwill and other intangible assets are being amortized over three years.

(B) Basic and diluted net loss per share excludes the preferred shares of eGain issued in the acquisition as their inclusion would be antidilutive.

  In connection with the acquisition, eGain issued Series C convertible preferred stock, common stock, and options and warrants to purchase preferred and common stock in exchange for all of the outstanding preferred stock, common stock and options and warrants to purchase preferred and common stock of Sitebridge. The acquisition was accounted for as a purchase and, accordingly, the results of operations for Sitebridge have been included in the consolidated financial statements commencing on the date of acquisition. The fair market value of the equity securities issued in the acquisition was approximately $20.6 million. Goodwill and purchased intangible assets of approximately $21.9 million were recorded and are being amortized on a straight-line basis over the useful lives of three years.

                              [OUTSIDE BACK COVER]


                                  [eGain Logo]

                "Customer Service Infrastructure for eCommerce"

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                       --------
   SEC registration fee............................................... $ 16,680
   National Association of Securities Dealers, Inc. filing fee .......    6,500
   Nasdaq National Marketing listing fee..............................   95,000
   Blue Sky fees and expenses.........................................    5,000
   Accounting fees and expenses.......................................     *
   Legal fees and expenses............................................     *
   Printing and engraving expenses....................................  150,000
   Registrar and Transfer Agent fees..................................     *
   Miscellaneous fees and expenses....................................     *
                                                                       --------
     Total............................................................ $   *
                                                                       ========

  --------
  * to be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VI of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) and
Article XII of the Registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

  Since inception in September 1997, we have issued and sold the following unregistered securities:

  1. From September 1997 to June 30, 1999, the Registrant issued and sold 8,558,508 shares of common stock to employees, directors and consultants at prices ranging from $0.005 to $0.50 per share.

  2. From April 1998 to June 1998, the Registrant issued warrants that became exercisable for an aggregate of 188,699 shares of Registrant's Series A preferred stock at a purchase price of $0.8055 per share, in connection with certain loans made to the Registrant.

  3. In June 1998, the Registrant issued and sold 5,406,585 shares of Series A preferred stock to 11 investors for an aggregate purchase price of $4,355,004.21.

  4. From August 1998 to October 1998, the Registrant issued warrants to purchase an aggregate of 74,511 shares of Registrant's Series A preferred stock at a purchase price between $0.8050 and $0.8055 per share, in connection with certain equipment financing.

  5. From December 1998 to February 1999, the Registrant issued and sold 2,550,000 shares of Series B preferred stock to a total of 14 investors for an aggregate purchase price of $5,100,000.00.

  6. In May 1999, the Registrant issued an aggregate of 1,455,514 shares of common stock and 1,609,793 shares of Series C preferred stock to 28 holders of capital stock of Sitebridge Corporation in connection with the Registrant's acquisition of Sitebridge Corporation. The Registrant also assumed (a) warrants to purchase the capital stock of Sitebridge Corporation which became exercisable for 121,006 shares of the Registrant's Series C preferred stock at a purchase price per share of $0.9916 and 30,440 shares of the Registrant's common stock at a purchase price per share of $0.2754 and (b) options to purchase common stock of Sitebridge Corporation, which became exercisable for 1,001,182 shares of the Registrant's common stock.

  7. In June 1999, the Registrant issued a warrant to purchase an aggregate of 175,000 shares of Registrant's common stock at a purchase price of $0.20 per share in connection with certain financial advisory services rendered to Registrant.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

  See exhibits listed on the Exhibit Index following the signature page of this Form S-1, which is incorporated herein by reference.

 (b) Financial Statement Schedules

  Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 22nd day of July, 1999.

                                          eGAIN COMMUNICATIONS CORPORATION

                                                    /s/ Ashutosh Roy
                                          By: _________________________________
                                                        Ashutosh Roy
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ashutosh Roy, Gunjan Sinha, William McGrath and Eric Smit, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                               Title                     Date
                 ----                               -----                     ----

          /s/ Ashutosh Roy             Chief Executive Officer and        July 22, 1999
______________________________________  Director (Principal Executive
             Ashutosh Roy               Officer)

          /s/ Gunjan Sinha             President and Director             July 22, 1999
______________________________________
             Gunjan Sinha

          /s/ Eric N. Smit             Vice President--Finance and        July 22, 1999
______________________________________  Administration (Principal
             Eric N. Smit               Financial and Accounting
                                        Officer)

        /s/ Mark A. Wolfson            Director                           July 22, 1999
______________________________________
           Mark A. Wolfson

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.

  2.1    Agreement and Plan of Reorganization among Registrant, Sitebridge
         Corporation, ECC Acquisition Corporation, Wendell Lansford, Prakash
         Mishra and Chelsea M.C. LLC.

  3.1    Restated Certificate of Incorporation, as amended.

  3.2 Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

  3.3    Bylaws of the Registrant, as amended.

  3.4 Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of this offering.

  4.1*   Form of Common Stock Certificate.

  4.2    Amended and Restated Investors' Rights Agreement dated as of April 30,
         1999.

  4.3 Warrant to purchase Common stock dated as of August 7, 1998 issued by the Registrant to Imperial Bank.

  4.4 Warrant to purchase shares of Series A preferred stock dated as of October 15, 1998 issued to Phoenix Leasing Incorporated.

  4.5    Warrant to purchase Series A Convertible Preferred Stock of Sitebridge
         Corporation dated as of May 5, 1998 issued to Chelsea Capital Partners
         LLC (assumed by Registrant in connection with Sitebridge acquisition).

  4.6    Warrant to purchase Series A Convertible Preferred Stock of Sitebridge
         Corporation dated as of May 5, 1998 issued to Amir Bahhtiar (assumed by Registrant in connection with Sitebridge acquisition).

  5.1*   Opinion of Pillsbury Madison & Sutro LLP.

 10.1    Form of Indemnification Agreement.

 10.2 Social Science, Inc. 1997 Stock Option Plan (assumed by registrant in connection with Sitebridge acquisition).

 10.3 Amended and Restated 1998 Stock Plan and forms of stock option agreements thereunder.

 10.4    1999 Employee Stock Purchase Plan.

 10.5 Golden Gate Commercial Lease Agreement dated as of July 21, 1998 between Registrant and Golden Gate Commercial Company.

 10.6 Starter Kit Loan and Security Agreement dated as of August 7, 1998 between Registrant and Imperial Bank.

 10.7    Senior Loan and Security Agreement No. 6194 dated as of October 15,
         1998 between Registrant and Phoenix Leasing Incorporated.

 10.8 Amendment to Common Stock Purchase Agreement dated as of June 24, 1998 between Registrant and Ashutosh Roy.

 10.9 Amendment to Common Stock Purchase Agreement dated as of June 24, 1998 between Registrant and Gunjan Sinha.

 Exhibit
 Number                        Description of Document
 -------                       -----------------------

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 23.2*   Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

 24.1    Power of Attorney (see Page II-4).

 27.1    Financial Data Schedule.

--------
* To be filed by amendment.
+ Schedules and similar attachments to this exhibit have been omitted as permitted by Item 601(b)(2) of Regulation S-K. Schedules or attachments omitted will be furnished supplementally to the Commission upon request.